Exhibit 10.22

DISTRIBUTORSHIP AGREEMENT (CONSTRUCTION-AUS)

This Agreement is entered into on August 20, 2009 by and between Terex United Kingdom Limited, a private company with limited liability having its registered office at 252 Upper Third Street, Grafton Gate East, Central Milton Keynes, MK9 1DZ, England (“Terex Compact”), Terex GmbH, a private company with limited liability having its registered office at Schaeffstrasse 8, 74595 Langenburg, Germany (“Terex GmbH”), and A.S.V., Inc., a division of Terex Corporation having its place of business at 840 Lily Lane, Grand Rapids, Minnesota 55744, U.S.A. (“ASV”) (with Terex Compact, Terex GmbH and ASV being collectively referred to as the “Supplier”); and CEG Distributions Pty Limited (the “Distributor”), a company established and organised under the laws of NSW, Australia, having its statutory office at Lot 8 Pavitt Crescent, Wyong NSW 2259, registered in the Register of Commerce in Australian Securities and Investment Commission under the number A.C.N. 122 041 749.

W I T N E S S E T H:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Definitions.

As used herein, the term:

1.1 “Affiliate” shall mean, with respect to a specified Person, another Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or under common control with the Person specified

1.2 “Dealers” shall refer to authorized dealers with whom the Supplier enters into Dealer Agreements from time to time pursuant to which such Dealers will sell Products to end user customers on a retail basis, such Products having been purchased by the Distributor from the Supplier pursuant to this Agreement, and sold by the Distributor to the Dealer on terms to be mutually agreed by the Distributor and such Dealers from time to time.

1.3 “Dealer Agreement” shall refer to the form of agreement attached hereto as Schedule E under which each Dealer shall purchase Products from Distributor for resale to end user customers on a retail basis.

1.4 “Equipment” shall refer to those goods manufactured and/or marketed by Supplier and listed on Schedule A attached hereto; as such Schedule may be revised from time to time by Supplier, and all options, attachments and accessories to such goods.

1.5 “Locations” shall refer to the full and complete description of the location or locations and premises of Distributor set forth in Schedule B to this Agreement

1.6 “Minimum Inventory Amount” shall mean the amount listed as the Minimum Inventory Amount in Schedule A attached hereto, or such other amount as evidenced from time to time in writing signed by Supplier and Distributor.

1.7 “Minimum Marketing Expenditure” shall mean the amount listed as the Minimum Marketing Expenditure in Schedule A attached hereto, or such other amount as evidenced from time to time in writing signed by Supplier and Distributor, which shall be used to advertise the Products.

1.8 “Minimum Purchases Amount” shall mean the amount listed as the Minimum Purchases Amount in Schedule A attached hereto, or such other amount as evidenced from time to time in writing signed by Supplier and Distributor, which shall be used to purchase Products from Supplier.

1.9 “Parts” shall refer to those goods manufactured and/or marketed by Supplier as replacement, repair, spare or service items for the Equipment and which are listed in the Parts Price List and supplements thereto furnished to Distributor from time to time by Supplier.

1.10 “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization

1.11 “Products” shall refer to the Equipment and Parts together.

1.12 “Standard Terms and Conditions” shall mean Supplier’s standard Terms and Conditions of Sale, as revised from time to time by Supplier, including without limitation those in effect on the date of this Agreement, as set forth in Schedule C attached hereto.

1.13 “Fixed Term” of this Agreement shall mean an initial fixed term of five years (the “Initial Fixed Term”), commencing as of the date first stated above and ending on August 19, 2014. Absent a termination of the Initial Fixed Term pursuant to any applicable provision hereof, then unless a party provides the other with at least ninety (90) days prior written notice of its intent to terminate this Agreement at the expiration of the Initial Fixed Term, this Agreement shall automatically renew for a fixed five-year period (the “Initial Fixed Renewal Term”). Absent a termination of the Initial Fixed Renewal Term pursuant to any applicable provision hereof, then unless a party provides the other with at least ninety (90) days prior written notice of its intent to terminate this Agreement at the expiration of the Initial Fixed Renewal Term, this Agreement shall then automatically renew for successive fixed terms of five year each (the “Fixed Renewal Terms”), unless a party notifies the other of its intent to terminate this Agreement at the expiration of the then current Fixed Renewal Term no later than ninety (90) days prior to the expiration of the then current Fixed Renewal Term, or unless this Agreement is otherwise terminated pursuant to any applicable provision hereof. The Initial Fixed Term, the Initial Fixed Renewal Term, and the Fixed Renewal Terms are referred to collectively as the “Fixed Term.”

1.14 “Territory” shall mean the geographical territory of Australia.

1.15 “Trademarks” shall mean the marks or names specified as the Trademarks in Schedule A or such other marks or names as Supplier may from time to time specify shall be used by Distributor in relation to the Products.

1.16 “Warranty” shall mean the Standard Manufacturer’s Limited Warranty in effect from time to time for each Supplier, the current form of which is attached hereto as Schedule D.

2.	Appointment and Authority of Distributor.

2.1 (a) Subject to the terms and conditions of this exclusive Agreement, Supplier hereby appoints Distributor as an exclusive distributor of Supplier’s Products in the Territory only to the Dealers during the Fixed Term. Distributor hereby accepts said exclusive appointment, and agrees to use its best efforts to maximize sales of the Products in its Territory and only in this Territory. Distributor hereby accepts responsibility for stocking, display, sale, lease, delivery, installation, follow-up and service of Products in the Territory. Except as provided in Section 2.1(b) during the period of the exclusive distributorship granted by this Agreement, the Supplier must not sell, rent, lease or otherwise convey Products within the Territory or appoint other distributors for the Products within the Territory or even reduce the size of the Territory.

(b) In furtherance of paragraph (a) above, and not in limitation thereof. Supplier reserves the right, on an unsolicited or solicited basis, to sell Products directly to customers whom it considers national and/or strategic accounts, without incurring any liability or obligation to Distributor, whether for commission or otherwise. Without limiting the foregoing, the Supplier may directly communicate with, accept orders from and supply Products to such national and/or strategic accounts. A list of national and/or strategic accounts may be made available to Distributor from time to time upon written request therefore. The number and identity of national and/or strategic accounts may be changed or modified from time to time by Supplier, in its sole and absolute discretion.

2.2 Subject to the terms and conditions of this Agreement, Distributor may sell Products purchased from Supplier to the Dealers in such manner, at such prices and upon such terms as Distributor shall determine. Distributor is an independent contractor, not an agent or employee of Supplier. Distributor is prohibited from, and shall not enter into, any contract or commitment in the name or on behalf of Supplier or bind Supplier in any respect whatsoever. Distributor is not authorized to assume or create any obligation or responsibility, including but not limited to obligations based on warranties (other than as specifically provided in Section 7 hereof) or guarantees or other contractual obligations, on behalf or in the name of Supplier. Distributor shall not misrepresent its status or authority.

2.3 Effective as of the date hereof. Supplier hereby grants to Distributor a revocable, royalty-free, non-transferable, limited license to use the Supplier’s Trademarks to promote the sale and servicing of the Products within the Territory, solely in accordance with the following terms:

(a) Upon the prior written approval of Supplier, Distributor may utilize the Trademarks in Distributor’s identifying materials (i.e., letterhead, business cards, signage), as well as in Distributor’s marketing and promotional materials for the Products, and agrees to submit final proofs of all such identifying and promotional materials to Suppler for written approval prior to use.

(b) Notwithstanding such approval, Distributor agrees that all usage of the Trademarks shall strictly adhere to the usage guidelines established by Supplier from time to time.

(c) Distributor shall not include all or any portion of the Trademarks in its legally registered corporate, company, domain or trade name.

(d) Distributor shall at all times and in all printed materials clearly indicate that the Trademarks are registered trademarks of Supplier, and, to the extent practical, include the following attribution: “Terex is a registered trademark of Terex Corporation in the United States of America and many other countries, used with permission.”

(e) Distributor agrees that it will utilize only materials which do not disparage or place in disrepute Supplier, its businesses or its business reputation, and do not adversely affect or detract from Supplier’s goodwill or the goodwill appurtenant to the Trademarks or the Products and will use the Trademarks in ways which will not adversely affect Supplier’s business reputation and goodwill.

(f) The license granted hereunder will cease immediately upon the earlier of: (i) the termination of this Agreement; or (ii) the continued failure of Distributor to use the Trademarks in accordance with the terms hereof after ten (10) days written notice of same.

(g) Upon the termination of the license granted hereunder, all signs, advertisements, identifying materials, promotional materials, and other literature and/or media containing Supplier’s trade name or Trademarks which are in the Distributor’s possession shall be immediately returned to Supplier or destroyed.

(h) Distributor shall not (i) attack Supplier’s title or right in and to the Trademarks in any jurisdiction, (ii) attack the validity of this license or the Trademarks or (iii) contest the fact that Distributor’s rights under this Agreement cease upon termination of this Agreement. The provisions of this Section 2.3(h) shall survive the termination of this Agreement.

3.	Responsibilities of Distributor.

3.1 Distributor agrees to use its best efforts to develop fully the potential for sales of Products in the Territory. To fulfill this responsibility, Distributor shall, without limitation:

(a) Actively and vigorously promote the sale, lease, rental and use of Products within the Territory to develop the market as fully as possible. This shall include, without limitation: (i) Distributor purchasing from Supplier Products during each applicable period during the Fixed Term of this Agreement Products in at least the amount listed as the Minimum Purchases Amount in Schedule A attached hereto, or such other amount as evidenced from time to time in writing signed by Supplier and Distributor; (ii) Distributor maintaining an inventory of Products equal to the Minimum Inventory Amount listed in Schedule A attached hereto, or such other amount as evidenced from time to time in writing signed by Supplier and Distributor; (iii) Distributor expending for marketing the Products during each applicable period during the term of this Agreement an amount at least equal to the Minimum Marketing Expenditure listed in Schedule A, or such other amount as evidenced from time to time in writing signed by Supplier and Distributor, and (iv) Distributor preparing and submitting to Supplier at least 180 days prior to the end of each year of the Term (“Term Year”), an annual business plan (“Business Plan”) for the marketing, promotion and sale of Products for the following Term Year. Supplier, in its discretion, may provide a form for such Business Plan. The Minimum Purchases Amount shall be measured using the aggregate value (ex-works price to the Distributor) of all Equipment and Parts purchased and paid for by the Distributor during the applicable period. For the avoidance of the doubt, the obligation of the Distributor to purchase Products in at least the amount listed as the Minimum Purchases Amount during any applicable period during the Fixed Term shall not in any way be conditioned upon any minimum purchase requirements agreed to by the Supplier and the Dealers or actual orders received by the Distributor from the Dealers.

(b) Maintain an organization and facilities (including, without limitation, suitable equipment and tools) in accordance with standards generally accepted in the industry, for the stocking, display, sale, delivery, installation, follow-up and service of Products in accordance with standards generally accepted in the industry. Schedule A to this Agreement includes a list of the owners and managers of Distributor and others involved in the operation of Distributor. Schedule B to this Agreement sets out a full and complete description of the location or locations and premises (including web-based “storefronts”) at which Distributor is authorized to perform under this Agreement. Any closing or relocation of the existing locations set forth on Schedule B, or addition of new locations within the Territory, including commencing sales through the internet, shall require prior written approval of Supplier. Distributor shall display Terex and ASV signage at each location, which signage may be provided by Terex and/or ASV, or shall be subject to prior approval of Terex and ASV, respectively.

(c) Maintain an inventory of Products reasonably sufficient to meet the anticipated short-term demand for all Dealers and Locations, but in no event lower than the Minimum Inventory Amount. Distributor will purchase all its requirements for ASV Equipment and Parts directly from ASV in Grand Rapids, Minnesota, USA, and all its requirements for Terex Equipment and parts from Terex Compact in Coventry, England and Langenberg, Germany, unless otherwise instructed by Supplier from time to time. Distributor shall send to Supplier, on at least a monthly basis, a sales and operations report, including a statement of: (i) Distributor’s sales during the period of new Products, used Products, demo Products and rental Products; (ii) Distributor’s current inventory at the end of the period of new Products, used Products, demo Products and rental Products (broken out by Equipment and Parts (including the part number and amount); (iii) Dealer demand and identity of current and prospective Dealers; (iv) Dealers’ reactions to the Products; (v) activities of competitors; and (vi such other information as Supplier may reasonably request. This report shall be delivered within ten (10) days after the end of the applicable period. Supplier may, in its discretion, provide a form for such report.

(d) Maintain normal business hours customary in the industry at all Locations and facilities and employ adequately trained personnel in all functions, including competent salespeople and service mechanics, to provide prompt, courteous and workmanlike service. This shall include, without limitation, employing at all times during the term of this Agreement at least one qualified service person employed by

Distributor full-time and specified as the Minimum Staff in Schedule A attached hereto, or such other number as evidenced from time to time in writing signed by Supplier and Distributor (the “Minimum Staff”). At all times during the Term, Minimum Staff shall include a person or persons trained in the service of the Products (a “Service Person”). The Service Person(s) will be deemed trained if the Service Person successfully completes, on an annual basis, training at either Supplier’s regional service training school or Supplier’s respective service training schools conducted at the Terex facilities in Coventry England; Langenberg, Germany; and Grand Rapids, Minnesota USA.

(e) Deliver to each and every Dealer who purchases Products (except such classes of customer as Supplier may from time to time expressly exclude from the operation of such warranty) the standard written Supplier warranty applicable thereto. Distributor shall actively promote and manage a process by which Dealers in the Territory obtain completed warranty cards for Products from end user customers and shall ensure that those cards are accurately completed and forward them regularly to Supplier.

(f) Distributor shall deliver to Supplier in a timely manner, and no less often than semi-monthly, all requests for warranty-related expense reimbursement that it receives from Dealers in the Territory. Supplier shall provide a credit to the respective Dealer’s account with Distributor for all warranty-related expenses incurred by that Dealer that are approved by Supplier for reimbursement.

(g) Deliver and perform satisfactory service of Products in a prompt, courteous and workmanlike manner, including delivery, installation, follow-up, warranty service and non-warranty service, with respect to all Products which are in the Territory, regardless of when, where or by whom sold.

(h) Maintain a financial condition that is acceptable to Supplier to adequately support Distributor’s business volume with Supplier, and maintain accurate records, financial statements and operating statements reflecting the condition of Distributor’s business, in form satisfactory to Supplier, and provide to Supplier copies thereof not less frequently than annually. Without limiting the foregoing, Supplier may, in its judgment, request from time to time that (i) Distributor provide to Supplier interim financial statements, in form satisfactory to Supplier (which shall be satisfied if supplied in a form recognised as appropriate under Australian accounting principles), and Distributor shall promptly provide such statements to Supplier; and (ii) Distributor allow Supplier’s representatives, at reasonable times and from time to time, to examine Distributor’s place of business, inventories and business records to confirm Distributor’s compliance with its obligations to Supplier and to confirm Distributor’s performance under this Agreement.

(i) Distributor shall maintain a record of all sales, which shall be preserved for seven (7) years following termination of this Agreement for any reason. Distributor will, as and when requested by Supplier and at Supplier’s expense, transfer copies of such reports to Supplier or any successor distributors designated by Supplier. Distributor shall maintain comprehensive, current records indicating the name and address of each Dealer that has purchased Products from Distributor, and transfers of Products. Distributor shall make this information available to Supplier within ten (10) days after a request from Supplier. Distributor also shall provide Supplier with an annual report on the current total of Dealers to which it has provided Products and the Product population by model and serial number, location and application.

(j) Maintain accurate repair records on all Equipment and Parts on which it has provided services, and provide Supplier each quarter with accurate and timely information on overall Product performance and acceptance by submitting copies of all machine installation and follow-up inspection reports, and copies of maintenance reports, for all Products sold by Distributor. This information shall also include any customer requests for modifications or alterations to the Products.

(k) Cooperate with Supplier in marketing, sales or promotion program, and comply with such policies and procedures relating to marketing sales or promotion as Supplier may adopt from time to time, and maintain a sufficient supply of current sales and service literature regarding the Products furnished by the Supplier, and submit to a purchaser at or prior to delivery of Products all pertinent information furnished by Supplier for delivery with the Products, including any operator’s or service manuals for the Products.

(l) Deliver Products only after they have been correctly assembled, adjusted and inspected and the purchaser or lessee, or anyone the purchaser or lessee designates, has been instructed as to the safe and proper operation of the Products, and submit to a purchaser or lessee at or prior to delivery of Products all pertinent information furnished by Supplier for delivery with the Products so purchased or leased, including any operator’s or service manuals for the Products.

(m) Notify Supplier immediately upon receiving notice of any claim, complaint or dispute being made against Distributor, a Dealer or Supplier by a customer or third party in respect of any of the Products.

(n) Meet such other reasonable standards and comply with such other reasonable policies and procedures as may be established by Supplier from time to time.

3.2 With each order for Products hereunder, Distributor acknowledges that it has complied, and will continue to comply, with all pertinent provisions of applicable international treaties, laws, rules, regulations, ordinances, standards and the like relating to, and will pay all sales, use and excise taxes and other charges imposed by any governmental authority applicable to, such resale or lease transactions. Distributor shall provide to Supplier copies of all exemptions, certificates and similar documents relating to any such taxes and other charges. Distributor shall also pay all license fees, sales, use, personal property and excise taxes, duties and any other fees, assessments, liens or taxes that may be assessed or levied by any governmental authority against Supplier or Distributor on account of, or measured by, any Products that are in route to, shipped to or in the possession of Distributor, or any sale by Supplier to Distributor hereunder. Distributor agrees to indemnify and hold Supplier harmless from all of the above-described taxes, duties, fees, assessments and other charges.

3.3 Neither Distributor nor any person, organization or body interested in Distributor, whether as partner, shareholder, principal, director, officer or otherwise, will at any time during the Fixed Term of this Agreement be concerned or interested, in any capacity, and whether directly or indirectly, in the design, manufacture, production, importing, sale, hire or advertisement of any goods which are competitive with or similar to, or which might in any way compete or interfere with the sale of, the Products.

3.4 The Distributor will not appoint any dealer, sub-dealer, agent or sub-contractor without the Supplier’s prior written consent. Without limiting the Supplier’s right to consent to the appointment of any dealer, sub-dealer, agent or sub-contractor, any dealer, sub-dealer, agent or sub-contractor shall, as a condition to its appointment as such, agree to: (a) be bound by the terms and provisions of a Dealer Agreement or other appropriate agreement as the Supplier may determine in its sole and absolute discretion; (b) provide to the Supplier for its approval a full and detailed marketing and business plan; and (c) meet the Supplier and permit the Supplier and its representatives to visit the proposed dealer, sub-dealer, agent or sub-contractor’s premises. Distributor agrees that it will not delay any payment owed by it to the Supplier due to the late or non-payment of any amount owed by any Dealer, sub-dealer, agent or sub-contractor to Distributor.

3.5 Distributor acknowledges that the development of the market for Supplier Products and of relationships with Supplier customers is best served through management of an orderly distribution and warranty service network. Distributor accordingly agrees that it shall not at any time sell any Products to any party who Distributor has reason to believe both is not an authorized Dealer and is purchasing the product for resale, including any distributor or reseller, unless Distributor has obtained prior written approval for such sales from Supplier’s Sales Manager at Supplier’s headquarters.

3.6 Distributor shall refrain from any method or practice, including any sales, merchandising, advertising or promotional activities, which is unethical or illegal, or may be injurious to the business of Supplier and its affiliates, to other distributors or authorized Dealers, or to the goodwill associated with the Trademarks. Further, Distributor shall comply with all national, federal, state and local laws and regulations regarding advertising and merchandising practices, unfair or deceptive trade practices, and other consumer protection and consumer credit laws applicable in the Territory.

4.	Sales Procedure and Terms.

4.1 Prices to Distributor shall be those set forth in the Supplier’s price list, as in effect from time to time, less any applicable distributor discount published by Supplier from time to time. Payment for Products shall be on such terms as shall be established by Supplier from time to time.

4.2 All Distributor orders shall be subject to confirmation by Supplier and shall be subject to Supplier’s standard Terms and Conditions of Sale, as revised from time to time by Supplier, including without limitation those in effect on the date of this Agreement, as set forth in Schedule C attached hereto (“Standard Terms and Conditions”), and which shall constitute, along with this Agreement and any Security Agreement entered into between Distributor and Supplier, the entire agreement between the parties with respect to sales of Products; no additional or different terms set forth on Distributor’s purchase order, acknowledgement or other forms or correspondence shall govern any sales of Products by Supplier to Distributor. Distributor shall comply with all such Standard Terms and Conditions; and any breach thereof shall also constitute a breach of this Agreement. No order for Products shall be binding on Supplier unless and until it is accepted and confirmed by Supplier in writing at its home office.

4.3 Supplier may refuse to accept any order, and at any time if, in Supplier’s reasonable opinion, Distributor’s financial condition makes it imprudent to do so, or if Distributor has failed to perform its obligations under this Agreement. In such cases Supplier shall have the right, but not the obligation, to ship Products to Dealers and to bill the Dealers directly. Supplier shall not be liable for failure to ship Products on time or fill orders for Products where prevented by any cause beyond Supplier’s reasonable control, or if the demand for any Products shall exceed Supplier’s available supply. If Supplier does not have an adequate supply of Products for all orders from its distributors, Supplier may allocate Products among its distributors in any manner it deems appropriate.

4.4 Supplier may discontinue the manufacture of any Equipment or Part and make any changes and improvements at any time in the specifications, construction or design of Equipment or Parts without incurring any obligation to Distributor. Equipment and Parts so changed or improved will be accepted by Distributor in fulfillment of existing orders.

5.	Property; Risk

5.1 The risk of loss or damage to Products will pass to the Distributor on delivery, as per Incoterms 2000. Unless otherwise stated in writing, shipping terms shall be FCA Supplier’s point of manufacture.

5.2 Notwithstanding risk in the Products passing in accordance with clause 5.1 legal and equitable title in the Products shall not pass to the Distributor until the Supplier has received in full in cleared funds all sums due to it in respect of the Products and all other sums which are or which become due to the Supplier from the Distributor on any account.

5.3 The Distributor is authorised by the Supplier to use the Products in the ordinary course of its business or to sell the Products to a third party pursuant to a bona fide and arms length transaction at full market value

5.4 Until the Supplier has received cleared funds of all sums due to the Supplier with respect to the Products:

(a) the Distributor will hold the Products in a fiduciary capacity and as bailee for the Supplier;

(b) the Products shall, subject to clause 5.3 be:

(i) kept properly stored and protected separate and distinct from all other property of the Distributor and of any third party;

(ii) insured with a reputable insurance company for their full replacement value against all risks to the reasonable satisfaction of the Supplier and on request the Distributor shall produce the policy of insurance to the Supplier;

(iii) kept complete and in good repair and condition and free from damage and/or tampering.

(c) The Distributor will not obliterate or remove any identifying marks on the Products and shall, if requested in writing by the Supplier cause a note to be made in its book keeping records and also where possible a notice to be affixed to the Products indicating that the Products remain the property of the Supplier.

(d) the Supplier, its representatives, agents or auditors shall be entitled at all reasonable times to examine the Distributor’s book keeping records and the Products to satisfy themselves that the note referred to in clause 5.4(c) has been made and that the notice referred to in clause 5.4(c) is affixed to the Products and has not been obscured.

5.5 The Distributor’s right to possession and power of sale contained in clause 5.3 shall automatically cease if the Distributor (being a company) has a petition presented for its winding up or administration or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction or has a receiver, manager administrator or administrative receiver appointed over all or any part of its assets or documents are filed with the court for the appointment of an administrator of the Distributor or notice of intention to appoint an administrator is given by the Distributor or its directors or (being an individual) becomes bankrupt or enters into any arrangements with its creditors or takes or suffers any similar action in consequence or carries out or undergoes any analogous act or proceedings under foreign law or ceases or threatens to cease carrying on business.

5.6 Until such time as the Supplier has received cleared funds of all sums due to the Supplier with respect to the Products, the Distributor shall place any of the Products still in existence in its possession or under its control and unsold at the disposal of the Supplier and if required by the Supplier immediately deliver the Products to the Supplier. The Supplier (including its representatives, agents and employees) is irrevocably authorised by the Distributor at any time to enter upon any premises of the Distributor or any third party where the Products are or may be stored in order to inspect them or where the Distributor’s right to possession has terminated for the purpose of repossessing, removing and if necessary dismantling such Products for the purposes of removal.

5.7 The Supplier shall at any time be entitled to appropriate any payment made by the Distributor in settlement of any invoices in respect of such Products as the Supplier may in its absolute discretion think appropriate notwithstanding any purported appropriation to the contrary by the Distributor. Where the Supplier is unable to determine if any Products are subject to this clause 5.7 the Distributor shall be deemed to have sold all goods of the kind sold by the Supplier to the Distributor in the order in which they were invoiced to the Distributor.

5.8 The Supplier has the right to maintain an action against the Distributor for the price.

5.9 Nothing in this Agreement or any other contract will constitute the Distributor the agent of the Supplier in respect of the resale of the Products so as to confer upon a third party any rights against the Supplier.

5.10 If the Distributor pledges or in any way places a charge by way of security for any indebtedness on any of the Products for which the Supplier has not received cleared funds for all sums due to the Supplier with respect to the Products, all money owed by the Distributor to the Supplier shall (without prejudice to any other right or remedy of the Supplier) immediately become due and payable.

5.11 Following any sale of the Products to a third party pursuant to a bona fide and arms length transaction in accordance with Paragraph 5.3, the Distributor shall hold the proceeds of sale on behalf of the Supplier and the Distributor shall account accordingly. The entire proceeds of any sale or otherwise (whether tangible or intangible and including without limitation any insurance proceeds) are to be:

(a)	held by the Distributor in a fiduciary capacity for the Supplier and are kept separate from and not mixed with other money or property of the Distributor or any third party;

(b)	in the case of cash, not paid into an overdrawn bank account;

(c)	at all times identifiable as the Supplier’s money or property; and

(d)	in the case of tangible proceeds properly stored, protected and insured.

5.12 If any provision of this Paragraph 5 (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

6.	Confidentiality.

6.1 Supplier shall furnish to Distributor such promotional and descriptive literature concerning the Products, including catalogs and price lists, as Supplier furnishes to its distributors generally and as it may deem appropriate.

6.2 In connection with this Agreement, Supplier has disclosed or may disclose to Distributor certain confidential and proprietary information and material (the “Information”), which may include, without limitation, customer, prospect and price lists, plans, photographs, designs, drawings, blueprints and specifications and other materials relating to the business of Supplier. Distributor agrees that the Information provided to it, whether provided previously or after the date hereof, and whether in written, oral, encoded, graphic, magnetic, electronic or in any other tangible or intangible form, and whether or not labeled as confidential by Supplier or otherwise provided by Supplier hereunder, will be received and maintained in confidence by Distributor, and Distributor will not use, disclose, reproduce or dispose of such Information in any manner. Distributor agrees to use the Information solely for the purposes of fulfilling its obligations hereunder and agrees to restrict disclosure of the Information solely to its employees and agents who have a need to know such Information and to advise such persons of their obligations of confidentiality and non-disclosure hereunder. Distributor will not disclose the Information to third parties, including independent contractors or consultants, without the prior express written consent of Supplier and will advise such third parties of their obligations of confidentiality and nondisclosure hereunder. Distributor agrees to use reasonable means, not less than those used to protect its own similar proprietary information, to safeguard the Information.

6.3 The obligation of confidentiality set forth in Section 6.2 will not apply with respect to any particular portion of the Information if such portion of the Information can be shown by Distributor to be (a) generally known to the public, other than as a result of the breach of Section 6.2 by the Distributor, at the time of Distributor’s disclosure, or (b) in Distributor’s possession, free of any obligation of confidence, from a source other than Supplier at the time of Distributor’s disclosure.

6.4 Distributor recognizes that its disclosure of Information will give rise to irreparable injury to Supplier, inadequately compensable in damages, and that accordingly, Supplier may seek and obtain injunctive relief against the breach of Section 6.2 in addition to any other legal remedies that may be available. Distributor’s duty of confidentiality under Section 6.2 will survive the termination or expiration of this Agreement.

7.	Warranties, Limitations and Indemnification.

7.1 With respect to Products that are covered by Supplier’s standard Warranty as set forth in its warranty policy for Distributor’s customers, Distributor agrees to extend such Supplier’s standard Warranty as is in effect from time to time, the current form of which is attached hereto as Schedule D, to its customers. Distributor is not authorized to and shall not extend to its customers on behalf of Supplier any other warranty with respect to Products. THE WARRANTY ATTACHED AS SCHEDULE D IS SOLELY FOR DISTRIBUTOR’S CUSTOMERS AND SHALL BE SUPPLIER’S SOLE WARRANTY WITH RESPECT TO THE PRODUCTS. SUPPLIER PROVIDES NO WARRANTY (OTHER THAN TITLE) TO DISTRIBUTOR WHATSOEVER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE, ARE HEREBY SPECIFICALLY DISCLAIMED AND EXCLUDED.

7.2. SUPPLIER SHALL NOT BE LIABLE FOR AND SPECIFICALLY DISCLAIMS ALL CONSEQUENTIAL, INCIDENTAL AND CONTINGENT DAMAGES.

7.3 In the event Distributor extends any additional warranty or any other obligation whatsoever, (whether relating to the Products, any system or equipment incorporating the Products, or otherwise), other than Supplier’s standard warranty in Schedule D, Distributor shall be solely responsible therefore and shall have no recourse against Supplier. Distributor shall be responsible for any representations or statements that were not specifically authorized in writing by Supplier. Distributor agrees to indemnify and hold harmless Supplier from any costs (including but not limited to reasonable attorney’s fees), damages and liability resulting from a breach of this Section 7.

7.4 From and after the date hereof, and without limiting any other remedy available to Supplier, Distributor will indemnify and hold harmless Supplier and its directors, officers, employees, agents, subsidiaries, parents and affiliates (each a “Supplier Protected Party”) from and against any and all claims, actions, suits, damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses of any kind or nature (including reasonable legal and other expenses incurred in investigating and defending against the same, and interest) incurred by such Supplier Protected Party resulting from (a) any breach of the representations, warranties, covenants, agreements and obligations of Distributor hereunder or (b) any negligent or willful acts or omissions of Distributor, its directors, officers, employees, agents, contractors, subsidiaries, parents, affiliates or those acting under any of them. The terms of this Section 7.4 will survive the termination or expiration of this Agreement.

8.	Option to Purchase on Expiration or Termination of Agreement.

8.1 After expiration or termination of this Agreement, Supplier shall have the option (but not the obligation) to repurchase part or all of the Products sold to Distributor by Supplier, which option may be exercised by Supplier notifying Distributor within thirty (30) days after the effective date of such expiration or termination of Supplier’s desire to repurchase such Products. If Supplier so notifies Distributor, Distributor shall sell such Products to Supplier, at the time designated in such notice (which shall be not later than thirty (30) days after the date of such notice), free and clear of all liens, claims and encumbrances, and in accordance with all applicable laws. If Supplier has elected to repurchase such Products, Distributor will execute and deliver to Supplier all such documents and instruments reasonably requested by Supplier to transfer title to Supplier and to establish that such Products are being transferred free and clear of all such liens, claims and encumbrances and in accordance with such laws. Upon payment to Distributor or credit to Distributor’s account, Supplier shall be released from any and all liability to Distributor with respect to the relationship created hereby, however such liability may be claimed to arise, and Distributor shall execute and deliver to Supplier a general release to that effect in form satisfactory to Supplier. Distributor shall return Equipment to be repurchased within thirty (30) days after Supplier notifies Distributor of the exercise of its option to repurchase, such return to be at Distributor’s expense.

8.2 In the event the Supplier shall determine to purchase Equipment as provided for in Section 8.1, unless otherwise mutually agreed by Supplier and Distributor, the repurchase price of Equipment and Parts on expiration or termination of this Agreement shall be the lesser of the price paid (or to be paid) to Supplier by Distributor for such Equipment or Parts (net of freight, packaging, handling, insurance, taxes and like charges), and the then-current price of the Equipment or Parts charged by Supplier to its other distributors.

9.	Term and Termination.

9.1 This Agreement shall become effective as of the date stated on the first page of this Agreement and shall continue in full force for the Fixed Term set forth in Section 1.7 of this Agreement, unless sooner terminated as provided herein.

9.2 Notwithstanding anything contained in this Agreement to the contrary and in addition to all other rights to terminate this Agreement contained herein, this Agreement may be terminated by either party without cause at any time upon not less than two hundred seventy (270) days written notice to the other party. Notice of termination shall be given to the other Party by internationally-recognized overnight courier (e.g., FedEx, DHL, etc.) at the address set forth in the preamble to this Agreement.

9.3 Either party to this Agreement may terminate this Agreement immediately and without notice or further action of any kind if the other party becomes insolvent or the subject of any state or federal bankruptcy, insolvency or similar proceedings; makes an assignment for the benefit of creditors; becomes unable to pay its debts as they become due; goes into liquidation or winding-up; commences or has commenced with respect to it any dissolution proceedings; or if a receiver is appointed for a substantial part of the assets of such party; or if there is any levy, attachment or similar action that is not vacated or removed by payment or bonding within ten (10) days.

9.4 This Agreement may be terminated by Supplier at any time effective upon giving notice to Distributor, in the event:

(a) Distributor submits to Supplier any false or fraudulent statement, application or claim or financial information, or other information relating to the Products, Distributor’s sales thereof, or warranty service related to Products; or Distributor or any of its officers, directors, employees or agents, makes or shall have made, in connection with its application to be a Distributor of Supplier, any material misrepresentation or omission;

(b) Distributor, or the proprietor or general manager of Distributor, or any of its officers or directors, is convicted of any violation of law if, in Supplier’s opinion, such conviction would adversely affect the business or reputation of Supplier, other authorized distributors of Supplier, or any Products, or the marketing and sale of the Products; or

(c) Distributor fails to continue to operate its business as customarily operated or Distributor abandons its business, or there is any change, whether direct or indirect, voluntary or involuntary, in the ownership or control of Distributor.

9.5 This Agreement may be terminated by Supplier effective upon not less than thirty (30) days’ notice to Distributor, in the event:

(a) Distributor fails to pay any amounts owing to Supplier when due under this Agreement, or Distributor otherwise breaches or fails to perform its obligations under this Agreement or any other agreement between Supplier and Distributor including, without limitation, in the opinion of Distributor, failing to actively promote the sale and use of Products within the Territory to develop the market as fully as possible or to satisfy the Minimum Purchase Amount, Minimum Inventory Amount or Minimum Staff requirements set out herein.

(b) Distributor actively solicits sales of the Products outside the Territory in violation of Section 2.1 of this Agreement, or sells to sub-distributors or re-sellers without prior written approval of Supplier in violation of section 3.5 of this Agreement.

(c) Any licenses, permits or authorizations necessary to conduct Distributor’s business in accordance with the terms hereof are not obtained or maintained, or are cancelled, revoked or suspended; or

(d) There is any transfer or attempted transfer by Distributor of its rights, or any part thereof, under this Agreement, without Supplier’s prior written consent.

9.6 Any act or omission of any affiliate of Distributor, which if committed or omitted by Distributor would have been a breach of this Agreement by Distributor, will be deemed to be a breach of this Agreement by Distributor, and Distributor will be liable to Supplier accordingly.

10.	Effect and Obligations in the Event of Expiration or Termination.

10.1 In the event of expiration or termination of this Agreement for whatever reason, all indebtedness of Distributor to Supplier shall become immediately due and payable. Termination or expiration of this Agreement will not affect any liabilities or obligations, including without limitation payment and indemnification obligations, which arose pursuant to the terms of this Agreement, or which involve events occurring, prior to the date of termination or expiration.

10.2 In the event of expiration or termination of this Agreement for whatever reason, Distributor will immediately cease to use any documents identifying it as a distributor or dealer for Supplier, and will promptly remove all signs, cancel all business listings, and take such reasonable actions as may be necessary to remove its identification as a distributor of the Products of Supplier.

10.3 In the event of expiration or termination of this Agreement for whatever reason. Distributor shall immediately cease all use of Supplier’s Trademarks and trade names.

10.4 Upon the effective date of any expiration or termination of this Agreement:

(a) Distributor will return, at its cost and expense, all records, books, customer, prospect or price lists, drawings, blueprints, instruction sheets, service parts, cross-reference materials, machine records, sales and service records, marketing and promotional materials and all of Supplier’s supplies of every kind and character, and all other documents relating to the business of Supplier which may be in the possession or under the control of Distributor.

(b) Unless Supplier repurchases any Equipment or Parts pursuant to Section 8 above, Distributor will give to a successor distributor, if one has been designated by Supplier, the first option to purchase Distributor’s stock of Equipment and Parts or any portion thereof, at the lesser of prices at which similar products are currently offered to distributors by Supplier or the price paid (or to be paid) by Distributor to Supplier for the Equipment or Parts (net of freight, packaging, handling, insurance, taxes and like charges). Nothing contained in this Agreement shall be construed to obligate Supplier or any successor distributor to purchase any or all of Distributor’s stock of Equipment or Parts.

11.	Foreign Corrupt Practices Act Third Party Payments and Export Controls

11.1 Distributor shall comply fully with all applicable laws, rules and regulations of the United States and the Territory.

11.2 The U.S. Foreign Corrupt Practices Act (the “Act”) makes it unlawful, among other things, for a U.S. company or anyone acting on its behalf (in this case, as the Act is applied to the Supplier, the Supplier and/or any Distributor) to make or offer a payment, promise to pay, or authorize the payment or transfer of anything of value to: (a) any officer or employee of any non-U.S. national, regional or local government, or any department, agency, corporation or instrumentality thereof, or of a public international organization, or of any political party, or anyone acting in an official capacity for or on behalf of a government, agency, public international organization or political party, or any political party official or candidate for any such government or political party office, as well as any Immediate Family Member or nominees of such an official or candidate (“Non-U.S. Government Official”) or (b) any person, while knowing or having reason to know that all or a portion thereof will be offered, given or promised, directly or indirectly, to a Non-U.S. Government Official, for the purpose of: (i) influencing any act or decision by such person in his or her official capacity, or (ii) inducing him or her to use his or her influence with any non-U.S. national, regional or local government (“Non-U.S. Government”) to affect, either by action or inaction, any act or decision of such government for the benefit of Supplier. The term “Immediate Family Member” means the individual’s spouse, the individual’s and spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles, and first cousins, and the spouse of any of these people, as well as any other individuals, whether or not relatives, who share the same household. Distributor acknowledges that it is aware of the requirements of the Act, confirms its understanding of the provisions of the Act, and agrees to comply with the Act and to take no action that might cause Supplier to be in violation of the Act or similar law of the Territory.

11.3 Distributor affirms that no Non-U.S. Government Official has any ownership interest, direct or indirect, in Distributor or in the contractual relationship established by this Agreement, and that no owner, director or employee of Distributor is a Non-U.S. Government Official. In the event that during the term of this Agreement a Non-U.S. Government Official acquires a direct or indirect interest in Distributor or in the transaction contemplated by this Agreement, or any Non-U.S. Government Official becomes an owner, director or employee of Distributor, or any owner, director or employee of Distributor becomes a Non-U.S. Government Official, Distributor agrees to make immediate written disclosure to Supplier. Upon such an event, this Agreement will become subject to immediate termination by Supplier.

11.4 Distributor affirms that it has not and agrees that it will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Supplier make or promise to make any payment or transfer anything of value, directly or indirectly: (i) to any Non-U.S. Government Official, (ii) to any officer, director, employee or representative of any actual or potential customer of Supplier, (iii) to any officer, director or employee of Supplier or any of its parents, affiliates or subsidiaries (or to an intermediary for payment to any of the foregoing); or (iv) to any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws of the United States. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business. This Section shall not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

11.5 Distributor hereby affirms that, except for the Dealers, it will not utilize any third party, individual or entity, in connection with the distribution of the Products to end user customers without the express prior written approval of Supplier. Distributor will obtain and provide copies to Supplier of written assurances in the form of the preceding four paragraphs above from any sub-agent, sub-distributor, consultant or other party, retained by or paid by Distributor in connection with the sale or distribution of the Products, that the third party will comply with the Act and similar laws of the Territory and will take no action that might cause Supplier to be in violation of the Act or similar laws of the Territory.

11.6 In the event Supplier notifies Distributor that Supplier has information or belief that there may be or may have been a violation of the terms of this Section 11 by Distributor or by any sub-agent, sub- distributor, consultant or other party, retained by or paid by Distributor in connection with the sale or distribution of the Products, Distributor agrees to cooperate with Supplier to investigate the possible violation and to grant Supplier the right to audit Distributor’s books, records and other relevant documentation. Failure to cooperate fully shall be deemed grounds for immediate termination of this Agreement by Supplier.

11.7 Distributor represents and warrants that it shall, and that any party retained or paid by the Distributor shall, comply with all applicable export controls, economic sanctions, embargoes and regulations regarding the export, re-export, distribution and sale of the Products, including without limitation the International Emergency Economic Powers Act (IEEPA) 50 U.S.C.A. s. 1701 et seq. (2003 & Supp. 2007) and the U.S. Export Administration Regulations, as amended (15 CFR, Chapter VII, Subchapter C), as the same may be amended or superseded from time to time. Distributor further represents, warrants and covenants that it shall not, and any sub-agent, sub-distributor, consultant or other party, retained by or paid by Distributor in connection with the sale or distribution of the Products shall not, export or re-export the Products, directly, or with its knowledge, indirectly, to any country for which the United States government (or agency thereof) may require an export license or other approval or any country, person or entity to which such export or re-export may be prohibited by applicable United States law, regulation, policy or executive order. Failure to comply strictly with all applicable laws relating to embargoes, sanctions, export or re-export shall be grounds for immediate termination of this Agreement by Supplier.

12.	Miscellaneous.

12.1 This Agreement, together with the Standard Terms and Conditions, and the schedules and attachments hereto and thereto, constitutes the entire agreement between Distributor and Supplier, superseding all prior oral or written agreements, and may be amended only by a writing signed by both parties hereto, unless otherwise specified in this Agreement. This Agreement and any purchase and sale transaction arising pursuant hereto shall be governed by and construed in accordance with the law of New South Wales Australia. No failure of Supplier to insist upon strict compliance with any provision of this Agreement shall constitute waiver thereof for the future, and all provisions herein shall remain in full force and effect.

12.2 The parties hereto agree to submit any disputes arising under this Agreement to the exclusive jurisdiction of the Courts of New South Wales, Australia, and to submit to the personal jurisdiction of such courts for any such disputes.

12.3 If any portion of this Agreement shall be invalid or unenforceable or shall violate any law of New South Wales Australia, or any international treaty ratified by Australia, then such provisions shall be enforced to the maximum extent permitted by law, and such invalidity or unenforceability shall neither invalidate their effect elsewhere nor affect the validity or enforceability of the other provisions of this Agreement.

12.4 Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by courier, sent by facsimile transmission (provided acknowledgment or receipt thereof is delivered to the sender), sent by certified, registered mail or overnight mail. Each such notice shall be sent to the address of the party set forth in this Agreement or such other address as shall have been specified by notice hereunder.

12.5 Distributor acknowledges that Supplier is relying on Distributor’s skill and expertise to perform its obligations under this Agreement, and on certain representations from Distributor concerning the ownership of Distributor and the skill of its principals and key employees, and that this Agreement is in the nature of a personal services contract. Therefore, this Agreement may not be assigned by Distributor, whether voluntarily or by operation of law, without the prior written consent of Supplier (including, without limitation, to any sub- dealer or sub-distributor). This Agreement, or any of Supplier’s rights hereunder, may be assigned by Supplier upon notice to Distributor.

12.6 Except as otherwise specified in this Agreement, Supplier shall have no liability for any expenditure made, or loss of income incurred, by the Distributor in preparation for performance or in the performance of the Distributor’s obligations under this Agreement. Neither Supplier nor Distributor shall by reason of the termination, expiration or non renewal of this Agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with business or goodwill of the Supplier, or the Distributor, or otherwise.

12.7 While this Agreement is in effect or following its termination or expiration, Supplier may apply any amount which it or its divisions, subsidiaries or affiliates owes Distributor to any obligations of Distributor to Supplier or to any division, subsidiary or affiliate thereof.

12.8 In the event Supplier sells Products to Distributor after termination or expiration of this Agreement, or accepts any order for Products from Distributor, such sales or acceptance shall not be construed as a renewal of this Agreement nor as a waiver of such termination or expiration unless Supplier shall have specifically so stated in writing, but shall in all other respects be deemed to be in accordance with the terms of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have signed this Agreement in two originals, one for each party, on the dates written below, to be executed by their respective duly authorized officers as of the date first above written.

DISTRIBUTOR: CEG Distributions Pty Ltd

Date:		By:	/s/ Craig Doran
		Name:	Craig Doran
		Title:	Managing Director

SUPPLIERS:

Terex United Kingdom Limited

Date:	9/9/2009	By:	/s/ ERIC I COHEN
		Name:	ERIC I COHEN
		Title:	Director

Terex GmbH

Date:	9/9/2009	By:	/s/ ERIC I COHEN
		Name:	ERIC I COHEN
		Title:	Director

A.S.V., Inc.

Date:	9/8/2009	By:	/s/ ERIC I COHEN
		Name:	ERIC I COHEN
		Title:	Vice President

SCHEDULE A

Commencement Date : August 20, 2009

Term: five (5) years, commencing on the Commencement Date

Equipment:	Name or Brand	Model Number or Category

	Terex	Compact Wheel Loaders

	ASV	Compact Track Loaders, Tracked Utility Vehicles

Minimum Marketing Expenditure : $ 50,000.00 USD

Distributor must submit to the Supplier a marketing plan no less than one hundred eighty (180) days prior to the expiration of the then-current term or renewal term.

Equipment

Minimum Purchases Amount and Minimum Inventory Amount

	Purchases Year 1 2009	Inventory Year 1 2009	Purchases Year 2 2010	Inventory Year 2 2010
Brand ASV / Terex Product: PT30	30	12	35	15
Brand ASV / Terex Product: PT50	25	12	35	15
Brand ASV / Terex Product: PT60	30	15	40	15
Brand ASV / Terex Product: PT70	10	4	15	4
Brand ASV / Terex Product: PT80	10	4	15	4
Brand ASV / Terex Product: PT100	25	10	30	15
Brand: Terex Product: Compact Wheel Loaders	3	1	6	2

If this Agreement is renewed or otherwise continued following the expiration of the Term, then the total annual Minimum Purchases Amount and Minimum Inventory Amount of Equipment for any subsequent year shall be agreed by the parties in writing at the end of the preceding year; provided however, that in no event shall the annual Minimum Purchases Amount and Minimum Inventory Amount of Equipment for any subsequent year be less than 110% of the total annual Minimum Purchases Amount and Minimum Inventory Amount for the prior year.

Parts

Minimum Purchases Amount

	Purchases Year 1	Inventory Year 1	Purchases Year 2	Inventory Year 2
Brand ASV / Terex Product: CTLs	(5)% of annual Equipment purchases	(3)% of annual Equipment purchases	(5)% of annual Equipment purchases	(3)% of annual Equipment purchases
Brand: Terex Product: Compact Wheel Loaders	(5)% of annual Equipment purchases	(3)% of annual Equipment purchases	(5)% of annual Equipment purchases	(3)% of annual Equipment purchases

If this Agreement is renewed or otherwise continued following the expiration of the Term, then the total annual Minimum Purchases Amount and Minimum Inventory Amount of Parts for any subsequent year shall be agreed by the parties in writing at the end of the preceding year: provided however that in no event shall the annual Minimum Purchases Amount and Minimum Inventory Amount of Parts for any subsequent year be less than 110% of the total annual Minimum Purchases Amount and Minimum Inventory Amount for the prior year.

Please note: Currently holding in stock in excess of 2,400 line items @ a value of $3,000,000.00USD

Notice Period : 90 Days

Territory: Australia

Trademarks : TEREX® ASV® and any and all related machine names, numbers and logos.

Minimum Staff:	3	full-time sales people	1	part-time sales people

	2	full-time service people	1	part-time service people

Owners and Managers of the Distributor required to be actively engaged in the management of the Distributor: Craig Doran

Signatures:

For Supplier:	/s/ Eric I. Cohen

For Supplier:	/s/ Eric I. Cohen

For Supplier:	/s/ Eric I. Cohen

For Distributor:	/s/ Craig Doran

SCHEDULE B:

STATEMENT OF DISTRIBUTOR LOCATIONS AND PREMISES

For purposes of the current Distributorship Agreement, effective as of August 20, 2009, between the undersigned Distributor and Supplier, Distributor and Supplier hereby agree that the following describes the location or locations and premises at which Distributor, as of August 20, 2009, is authorized to conduct Supplier distributorship operations. Distributor also represents that the terms under which it occupies the premises are accurately reflected below as follows:

A. LOCATION	AND OWNERSHIP OF PREMISES

Indicate by (X)
Location	Street Address, City & State	Owned	Leased	Name of Lessor

Principal	Lot 8 Pavitt Crescent, Wyong NSW 2259	X		Craig Doran, Gina and Wayne Roberts
Branch 1	Units 4 & 5/29 Arizona Road, Charmhaven NSW 2259		X	Oliver Myers

B.	DESCRIPTION OF PREMISES LISTED IN “A” ABOVE AND PURPOSES FOR WHICH USED BY DISTRIBUTOR

Purposes for which used - Indicate by (X)
Location	New Equip Sales	Used Equip Sales	Service Repair	Parts Sales	Land Acres		Bldg Sq. Ft.

Principal	X	X	X	X	2200m	[2]	780m	[2]
Branch 1	X						450m

C.	LEASED PREMISES: PROVIDE INFORMATION ON ANY PREMISES DESIGNATED AS LEASED IN SECTION “A” ABOVE

Location	Term of Lease		Annual Rental		Term of Renewal Option
Principal	From	To	$
Branch 1	March 08	March 10		$24,000.00	12 months
Branch 2			$
Branch 3			$
Branch 4			$

SCHEDULE C

Terex United Kingdom Limited. Terex GmbH and A.S.V.. Inc. (Collectively referred to as “Seller”)

INTERNATIONAL TERMS & CONDITIONS OF SALE

Distributor hereby acknowledges to have received a copy of the terms and conditions of sale of each Seller and to agree with their content.

Signature:

/s/ Craig Doran
For Distributor

ASV, INC 840 LILY LANE PO BOX 5160 GRAND RAPIDS, MN 55744	Phone: 218-327-3434 Fax: 218-327-2376

Sales Order Acknowledgement

Confirmation Only

A.S.V., Inc. (“Seller”)

STANDARD TERMS & CONDITIONS OF SALE

1. Terms and Conditions. These Terms and Conditions of Sale cancel and supersede any and all terms of sale pertaining to Parts and Equipment (and any supplements thereto) previously issued by Seller to Buyer and are subject to change without advance notice. The prices, charges, discounts, terms of sale and other provisions referred to or contained herein shall apply to Products (Parts and Equipment) sold and shipped to Buyer on and after June 1, 2008, and shall remain in effect unless and until superseded in writing by Seller. Acceptance of an order for Equipment and/or Parts by Seller shall be deemed to constitute a binding agreement between the parties pursuant to the terms and conditions contained herein and Buyer agrees that the order may not thereafter be cancelled, countermanded or otherwise changed without the prior written consent of Seller. This agreement supersedes any prior agreements, representations, or other communications between the parties relating to the subject matter set forth herein. No other terms and conditions shall apply including the terms of any purchase order submitted to Seller by Buyer, whether or not such terms are inconsistent or conflict with or are in addition to the terms and conditions set forth herein. Seller’s acceptance of Buyer’s purchase order is conditional upon Buyer’s acceptance of all the terms and conditions contained in this agreement. Any communication construed as an offer by Seller and acceptance thereof is expressly limited to the terms and conditions set forth herein.

2. Terms of Payments. Payment for Parts and Equipment purchased by Buyer shall be made in accordance with any of the following terms, provided they have been previously arranged with and expressly approved by Seller in writing: (1) cash in advance; (2) confirmed, irrevocable letter of credit established in such amount and form and at such time and at such bank as shall be approved by Seller in respect of each order; (3) credit account purchases for which payment will be due and payable on net thirty (30) day terms, plus service and other charges applicable to past due amounts in accordance with Seller’s written notices; or (4) other payment arrangements expressly approved by Seller in writing prior to or at the time the order is placed. If any Buyer credit account purchase is not paid in accordance with Seller’s credit payment terms, in addition to any other remedies allowed in equity or by law, Seller may refuse to make further shipments without advance payment by Buyer. Nothing contained herein shall be construed as requiring Seller to sell any Parts or Equipment to Buyer on credit terms at any time, or prohibiting Seller from making any and all credit decisions which it, in its sole discretion, deems appropriate for Seller. Seller shall charge interest on all amounts not paid when due and Buyer agrees to pay such interest calculated on a daily basis, from the date that payment was due until the Seller receives payment in full, at the rate of 1.5% per month or the maximum rate permitted by applicable law. Unless otherwise agreed in writing between Seller and Buyer, Seller may, in its sole discretion, increase or decrease the price of any Parts or Equipment, as Seller deems reasonably necessary, at any time prior to shipment and invoice Buyer for the same. The purchase price of Parts and Equipment in effect at the time an order is placed may not be the same price in effect at the time of shipment. Buyer shall be invoiced for, and agrees to pay, the price in effect at the time of shipment.

3. Taxes and Duties. Unless otherwise specified, prices quoted do not include taxes or duties of any kind or nature. Buyer agrees that it will be responsible for filing all tax returns and paying applicable tax, duty, export preparation charge and export documentation charge resulting from the purchase of any Products. In addition, in the event any other similar tax is determined to apply to Buyer’s purchase of any Products from Seller, Buyer agrees to indemnify and hold Seller harmless from and against any and all such other similar taxes, duties and fees. All prices quoted are U.S. DOLLARS unless otherwise specified. The amount of any present or future taxes applicable to the sale, transfer, lease or use any Products shall be paid by Buyer; or in lieu thereof, Buyer shall provide Seller with a tax exemption certificate satisfactory to the applicable taxing authority proving that no such tax is due and payable upon such sale, transfer, lease or use.

4. Titles, Transportation and Delivery. Unless otherwise stated in writing, for all shipments, all prices and delivery are FCA, point of manufacture (Incoterms 2000). Title and all risk of loss or damage to Products shall pass to Buyer upon delivery, as per Incoterms 2000. Any claims for loss, damage or delay in transit must be entered and prosecuted by the Buyer directly with the carrier, who is hereby declared to be the agent of the Buyer. Seller shall not be liable for any delay in performance of this sales order agreement or delivery of the Products, or for any damages suffered by Buyer by reason of delay, when the delay is caused, directly or indirectly, by fire, flood, accident, riot, acts of God, war, governmental interference, strikes, embargoes, labor difficulties, shortage of labor, fuel, power, materials or supplies, transportation, or any other causes beyond Seller’s control. In the event delay is caused by Buyer’s failure to furnish necessary information with respect to data and details for Buyer’s specifications, Seller, may extend the date of shipment for a reasonable time, but in no event longer than five (5) days. In the event delay in shipment is caused by Buyer or at Buyer’s request, and the Products are not shipped within five (5) days from the first date they are ready to be shipped, Seller may, in its sole discretion, sell such Products to another buyer without any liability or responsibility to Buyer whatsoever. All payments shall be made in accordance with the terms of the applicable invoice. In addition, storage charges due to delay in furnishing delivery instructions, arranging and establishing a method of payment satisfactory to Seller, or submitting valid import permits or licenses, or any other delay caused by Buyer or at Buyer’s request, will be for the account of Buyer. THE SELLER SHALL NOT BE LIABLE FOR ANY LOSS OF USE OR FOR ANY OTHER INDIRECT,

OrderAck:001:00

ASV, INC 840 LILY LANE PO BOX 5160 GRAND RAPIDS, MN 55744		Phone: 218-327-3434 Fax: 218-327-2376
Sales Order Acknowledgement Confirmation Only

CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES OR LOSSES DUE TO DELAY IN SCHEDULED DELIVERY. Claims for shortages in shipments shall be deemed waived and released by Buyer unless made in writing within five (5) days after Buyer’s receipt of shipment. Seller’s responsibility for shipment shall cease upon delivery of the Products to the place of shipment, and all claims occurring thereafter shall be made to or against the carrier by Buyer.

5. Cancellation. Prior to delivery to place of shipment, an Equipment or Parts order may be cancelled only with Seller’s prior written consent and upon terms indemnifying Seller from all resulting losses and damages. Seller shall have the right to cancel and refuse to complete an Equipment or Parts order if any term and/or condition governing this agreement is not complied with by Buyer. In the event of cancellation by Seller, or in the event Seller consents to a request by Buyer to stop work or to cancel the whole or any part of any order, Buyer shall make reimbursement to Seller, as follows: (i) any and all work that can be completed within (30) days from date of notification to stop work on account of cancellation shall be completed, shipped and paid in full; and (ii) for work in progress and any materials and supplies procured or for which definite commitments have been made by Seller in connection with the order, Buyer shall pay such sums as may be required to fully compensate Seller for actual costs incurred, plus fifteen percent (15%). Buyer may not cancel any order after Seller’s delivery to place of shipment. Orders for “Special” Equipment may not be cancelled after acceptance, except by Seller. Items of “Special” Equipment are those that differ from standard Seller specifications, have a limited market, or incorporate specifications that have been determined for a specific application. Determination of whether an item of Equipment is “Special” shall be made by Seller in its sole discretion.

6. Inspection and Acceptance of Equipment. Buyer agrees that it shall inspect the Equipment immediately after receipt and promptly (in no event later than fifteen (15) days after receipt) notify Seller in writing of any non-conformity or defect. Buyer further agrees that failure to give such prompt notice or the commercial use of the Equipment shall constitute acceptance. Acceptance shall be final and Buyer waives the right to revoke acceptance for any reason, whether or not known by Buyer at the time of such acceptance. The giving of any such notice by Buyer shall automatically cause the provisions of Seller’s warranty to apply and govern the rights, obligations and liabilities of the parties with respect to such nonconformity or defect, provided under no circumstances shall rejection give rise to any liability of Seller for incidental or consequential damages or losses of any kind. The inspection period shall not extend any discount period offered by Seller to Buyer.

7. Warranty. Seller warrants its new Products manufactured and sold worldwide, to be free, under normal use and service, of any defects in material or workmanship for a period of twelve months in the case of machines; twenty-four (24) months or 1000 hours, whichever comes first, in the case of tracks; and ninety (90) days in the case of Distributor-installed replacement Parts, each commencing on the date the Product is delivered to the first user or placed into service by Distributor; provided that Buyer sends Seller written notice of the defect within thirty (30) days of its discovery and establishes that: (i) the Equipment has been maintained and operated within the limits of rated and normal usage; and (ii) the defect did not result in any manner from the intentional or negligent action or inaction by Buyer, its agents or employees. If requested by Seller, Buyer must return the defective Equipment to Seller’s manufacturing facility for inspection, and if Buyer cannot establish that conditions (i) and (ii) above have been met, then this warranty shall not cover the alleged defect. Failure to give written notice of defect within such period shall be a waiver of this warranty and any assistance rendered thereafter shall not extend or revive it. Accessories, assemblies and components included in Equipment and Parts of Seller, which are not manufactured by Seller, are subject to the warranty of their respective manufacturers. This warranty shall not cover any item on which serial numbers have been altered, defaced or removed. Maintenance and wear parts are not covered by this warranty and are the sole maintenance responsibility of Buyer. This warranty is limited to the first retail purchaser and is not assignable or otherwise transferable without written agreement of the manufacturer. Seller’s machine and track warranties will activate two (2) years from the date of manufacture regardless of use, and in the case of Seller’s machine warranty, will expire three (3) years from the date of manufacture regardless of hours of use. THIS WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) AND ALL OTHER OBLIGATIONS OR LIABILITY ON SELLER’S PART. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE LIMITED WARRANTY CONTAINED HEREIN. Seller neither assumes nor authorizes any other person to assume for Seller any other liability in connection with the sale of Seller’s Equipment or Parts. This warranty shall not apply to any of Seller’s Products or any part thereof which have been subject to misuse, alteration, abuse, negligence, accident, acts of God or sabotage, or which have been sold at auction, or by any person or entity that is not an authorized Distributor of Seller’s Products. No action by either party shall operate to extend or revive this limited warranty without the prior written consent of Seller.

8. Remedies for Breach. IN THE EVENT OF ANY BREACH OF THE WARRANTY BY SELLER, THE PARTIES AGREE THAT SELLER’S LIABILITY SHALL BE LIMITED EXCLUSIVELY TO THE REMEDIES OF REPAIR OR REPLACEMENT (AT SELLER’S SOLE DISCRETION) OF ANY DEFECTIVE EQUIPMENT COVERED BY THE WARRANTY. In no event shall Seller, or any subsidiary or division thereof be liable for incidental, consequential or other damages or losses resulting from a breach

OrderAck:001:00

ASV, INC 840 LILY LANE PO BOX 5160 GRAND RAPIDS, MN 55744		Phone: 218-327-3434 Fax: 218-327-2376
Sales Order Acknowledgement Confirmation Only

of warranty including, without limitation, labor costs, loss of use of other equipment, third party repairs, personal injury, emotional or mental distress, improper performance or work, penalties of any kind, loss of service of personnel, or failure of Equipment or Parts to comply with any federal, state or local laws.

9. Limitation of Actions. Any action for breach of this agreement must be commenced within one (1) year after the cause of action has accrued.

10. Specification Changes. In the event Seller incurs additional expense because of changes in specifications or drawings previously approved by Buyer, or in the event Seller is required to modify the ordered Equipment, perform any additional work or supply any additional Equipment or Parts, the additional expense shall be added to the purchase price. Seller shall have the right, in its sole discretion, to accept or reject any changes in specifications requested by Buyer. In no event shall any changes in specifications be made or accepted thirty (30) days prior to launch date or thereafter.

11. Security Interest. Buyer grants Seller a security interest in the Parts and Equipment purchased and the proceeds thereof. The security interest shall continue until payment in full of the purchase price and payment and performance by Buyer of all of its other obligations hereunder. Seller is entitled to all remedies of a secured party after default under the Delaware Uniform Commercial Code in addition to all other rights provided by contract and by operation of law. Buyer agrees to pay to Seller, in addition to the interest on overdue sums due, reasonable attorney fees, court costs and other expenses of Seller incurred in enforcing Seller’s rights. The Equipment and Parts purchased shall remain personal property and shall not become or be deemed a fixture or a part of any real estate on which it may be located. Buyer agrees to execute any instrument or document considered necessary by Seller to perfect its security interest in the Equipment and Parts including but not limited to financing statements, chattel mortgages, deeds of trust, deeds to secure debt, mortgages or other security instruments.

12. Insurance. Until the purchase price of any Product is paid in full, the Buyer shall provide and maintain insurance equal to the total value of any such Product delivered hereunder against customary casualties and risks; including, but not limited to fire and explosion, and shall also insure against liability for accidents and injuries to the public or to employees, in the names of Seller and Buyer as their interest may appear, and in an amount satisfactory to Seller. If the Buyer fails to provide such insurance, it then becomes the Buyer’s responsibility to notify the Seller so that the Seller may provide same; and the cost thereof shall be added to the contract price. All loss resulting from the failure to affect such insurance shall be assumed by the Buyer.

13. Patents, Copyrights, Trademarks, Confidentiality. No license or other rights under any patents, copyrights or trademarks owned or controlled by Seller or under which Seller is licensed are granted to Buyer or implied by the sale of Equipment or Parts hereunder. Buyer shall not identify as genuine products of Seller Products purchased hereunder which Buyer has treated, modified or altered in any way, nor shall Buyer use Seller’s trademarks to identify such products; provided, however, that Buyer may identify such products as utilizing, containing or having been manufactured from genuine products of Seller as treated, modified or altered by Buyer or Buyer’s representative, upon written prior approval of Seller. All plans, photographs, designs, drawings, blueprints, manuals, specifications and other documents relating to the business of Seller (“Information”) shall be and remain the exclusive property of Seller and shall be treated by Buyer as confidential information and not disclosed, given, loaned, exhibited, sold or transferred to any third party without Seller’s prior written approval; provided, however, that these restrictions shall not apply to Information that Buyer can demonstrate: (a) at the time of disclosure, is generally known to the public other than as a result of a breach of this Agreement by Buyer; or (b) is already in Buyer’s possession at the time of disclosure by from a third party having a right to impart such Information.

14. Default and Seller’s Remedies. In the event of default by Buyer, all unpaid sums and installments owed to Seller, shall, at the Seller’s sole option, become immediately due and payable without notice of any kind to Buyer. In addition to its right of acceleration, Seller may pursue any and all remedies allowed by law or in equity, including but not limited to any and all remedies available to it under the Delaware Uniform Commercial Code. In addition to the foregoing, and not in limitation thereof, Seller shall have the right to set off any credits or amounts owed to Buyer against any amounts owed by Buyer to Seller.

15. Indemnification by Buyer. Buyer hereby agrees to indemnify, release, defend and hold harmless Seller, its directors, officers, employees, agents, representatives, successors, and assigns against any and all suits, actions or proceedings at law or in equity (including the costs, expenses and reasonable attorney’s fees incurred in connection with the defense of any such matter) and from any and all claims demands, losses, judgments, damages, costs, expenses or liabilities, to any person whatsoever (including Buyer’s and Seller’s employees or any third party), or damage to any property (including Buyer’s property) arising out of or in any way connected with the performance or the furnishing of Parts or Equipment under this agreement, regardless of whether any act, omission, negligence (including any act, omission or negligence, relating to the manufacture, design, repair, erection, service or installation of or warnings made or lack thereof with respect to any parts or Equipment furnished hereunder) of Seller, its directors, officers, employees, agents, representatives, successors or assigns caused or contributed thereto. If Buyer fails to fulfill any of its obligations under this paragraph or this agreement, Buyer agrees to pay Seller all costs, expenses and attorney’s fees incurred by Seller to establish or enforce Seller’s rights under this paragraph or this agreement. The provisions of this paragraph are in addition to any other rights or obligations set forth in this agreement.

OrderAck:001:00

ASV, INC 840 LILY LANE PO BOX 5160 GRAND RAPIDS, MN 55744		Phone: 218-327-3434 Fax: 218-327-2376
Sales Order Acknowledgement Confirmation Only

16. Installation. Unless otherwise expressly agreed in writing, Buyer shall be solely responsible for the installation and erection of the Products purchased. Although Seller may in some cases provide a serviceman, data and drawings to aid Buyer with installation or start-up, Seller assumes no responsibility for proper installation or support of any Product when installed and disclaims any express or implied warranties with respect to such installation and support. Notwithstanding whether data and drawings are provided or a serviceman aids in the installation, Buyer shall indemnify and hold Seller harmless and at Seller’s request, defend Seller from all claims, demands or legal proceedings (including the costs, expenses and reasonable attorney’s fees incurred in connection with the defense of any such matter) which may be made or brought against Seller in connection with damage or personal injury arising out of said installation or start-up.

17. Export Controls. Buyer represents and warrants that it shall, and that any party retained or paid by the Buyer shall, comply with all applicable export controls, economic sanctions, embargoes and regulations regarding the export, re-export, distribution and sale of the Products, including without limitation the International Emergency Economic Powers Act (IEEPA) 50 U.S.C.A. s. 1701 et seq. (2003 & Supp. 2007) and the U.S. Export Administration Regulations, as amended (15 CFR, Chapter VII, Subchapter C), as the same may be amended or superseded from time to time. Buyer further represents, warrants and covenants that it shall not, and any party retained or paid by Buyer shall not, export or re-export the Products, directly, or with its knowledge, indirectly, to any country for which the United States government (or agency thereof) may require an export license or other approval or any country, person or entity to which such export or re-export may be prohibited by applicable United States law, regulation, policy or executive order. Failure to comply strictly with all applicable laws relating to embargoes, sanctions, export or re-export shall be grounds for immediate termination of this Agreement by Seller.

18. Construction and Severability. This terms of sale agreement constitutes the entire agreement between the parties regarding the subject matter hereto and shall be construed and enforced in accordance with the laws of the State of Delaware. Seller shall not be bound by any agent’s, employees or any other representation, promise or inducement not set forth herein. The invalidity or unenforceability of any provision of this agreement shall not affect any other provision and this agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

19. Jurisdiction. The parties agree that the proper and exclusive forum and venue in all legal actions brought to enforce or construe any of the provisions of this sales order agreement shall be in the United States District Court, District of Delaware or, if federal jurisdiction is lacking in such legal action, in the Superior Court for New Castle County.

20. No Assignment. No rights arising under this agreement may be assigned by the Buyer unless expressly agreed to in writing by the Seller.

21. Miscellaneous. Buyer represents that: (i) it is solvent and has the financial ability to pay for the Equipment and Parts purchased hereunder and (ii) it has all requisite right, power and authority to perform its obligations under this agreement.

OrderAck:001:00

Sales Order Acknowledgement

Seller: Terex United Kingdom Limited, Central Boulevard, Coventry., CV6 4BX, United Kingdom

Tel 44-0-2476-339-400 - Fax 44-0-2476-339-500
Spares Tel: +44 (0)1926 474 250 - Fax: +44 (0)1926 474 252
VAT No (Sales from UK) GB603484652 (Sales from Germany) DE0258665998
sales@terex.com - ukparts@terex.com - enquiries@terex.com www.terex.com

Terms and Conditions of Sale

Terms and Conditions of Sale: Buyer acknowledges that any and all sales of equipment and parts by Seller are subject to the following terms and conditions (the “Conditions”):

In these Conditions the following definition shall apply:

Products means the goods, equipment, plant, machinery, or parts (including any installment of such equipment, plant, machinery, goods or any parts for them) supplied by the Seller to the Buyer in accordance with these Conditions; and

User means the retail purchaser of the product or any entity firm or person using the product under the direction of, or with the consent of such retail purchaser or where the purchaser is an authorised Seller dealer, the customer of or purchaser from the authorised Seller dealer.

1. Terms and Conditions

1.1 The Conditions cancel and supersede any and all terms of sale pertaining to parts and equipment (and any supplements thereto) previously issued by Seller to Buyer and are subject to change without advance notice. The prices, charges, discounts, terms of sale and other provisions referred to or contained herein shall apply to Products sold and shipped to Buyer on and after the date these conditions are received by Buyer and shall remain in effect unless and until superseded in writing by Seller.

1.2 Acceptance of an order for Products by Seller shall be deemed to constitute a binding agreement between the parties pursuant to the Conditions and Buyer agrees that the order may not thereafter be cancelled, countermanded or otherwise changed without the prior written consent of Seller.

1.3 These Conditions supersede any prior agreements, representations, or other communications between the parties relating to the subject matter set forth herein. No other terms and conditions shall apply including the terms of any purchase order submitted to Seller by Buyer, whether or not such terms are inconsistent or conflict with or are in addition to these Conditions unless expressly agreed in writing between Buyer and Seller. Seller’s acceptance of Buyer’s purchase order is conditional upon Buyer’s acceptance of these Conditions. Any communication construed as an offer by Seller and acceptance thereof is expressly limited to these Conditions.

2. Terms of Payment

2.1 Payment for Products purchased by Buyer shall be made in accordance with such of the following terms as have been previously arranged with and expressly approved by Seller in writing: (1) cash in advance; (2) confirmed, irrevocable letter of credit established in such amount and form and at such time and at such bank as shall be approved by Seller in respect of each order; (3) credit account purchases for which payment will be due and payable 30 days after date of invoice; or (4) other payment arrangements expressly approved by Seller in writing prior to or at the time the order is placed. If no express arrangement is made then payment shall be deemed due and payable 30 days after date of invoice. Seller may charge interest at the rate of 2.5% per month or part thereof on any payments not received on the due date for payment and may charge storage for goods not accepted on delivery.

2.2 If any Buyer credit account purchase is not paid in accordance with Seller’s credit payment terms, in addition to any other remedies allowed in equity or by law, Seller may refuse to make further supplies without advance payment by Buyer. Nothing contained herein shall be construed as requiring Seller to sell any Products to Buyer on credit terms at any time, or prohibiting Seller from making any and all credit decisions which it, in its sole discretion, deems appropriate for Seller.

3. Taxes and Duties

3.1 Prices quoted do not include VAT, taxes or duties of any kind or nature. Buyer agrees that it will be responsible for filing all tax returns and paying applicable tax, duty, export preparation charge and export documentation charge resulting from the purchase of the Products. In addition, in the event any other similar tax is determined to apply to Buyer’s purchase of the Products from Seller, Buyer agrees to indemnity and hold Seller harmless from and against any and all such other similar taxes, duties and fees.

3.2 All prices quoted are in pounds sterling unless otherwise specified.

3.3 The amount of any present or future taxes applicable to the sale, transfer, lease or use of the Products shall be paid by Buyer; or in lieu thereof, Buyer shall provide Seller with a tax exemption certificate satisfactory to the applicable taxing authority proving that no such tax is due and payable upon such sale, transfer, lease or use.

4. Title, Property, Risk and Delivery.

4.1 Unless otherwise stated in writing, for all orders, all prices and delivery are FCA, Seller’s premises (Incoterms 2000). The risk of loss or damage to Products shall pass to the Buyer on delivery, as per Incoterms 2000. Notwithstanding risk in the Products passing to the Buyer on delivery, legal title in the Products shall not pass to the Buyer until the Seller has received in full all sums due to if in respect of the Products and all other sums which are or which become due to the Seller from the Buyer on any account.

4.2 The Buyer is authorized by the Seller to use the Products in the ordinary course of its business or to sell the Products to a third party pursuant to a bona fide and arms length transaction at full market value. Until the Seller has received all sums due to the Seller with respect to the Products: (a) the Buyer will hold the Products in a fiduciary capacity on behalf of the Seller; (b) the Products shall, subject to the provisions of this section be: (i) insured with a reputable insurance company for their full replacement value against all risks to the reasonable satisfaction of the Seller and on request the Buyer shall produce the policy of insurance to the Seller, (ii) kept complete and in good repair and condition and free from damage and/or tampering; (c) the Buyer will not obliterate or remove any identifying marks on the Products and shall, if requested in writing by the Seller cause a note to be made in its book keeping records and also where possible a notice to be affixed to the Products indicating that the Products remain the property of the Seller; and (d) the Seller, its representatives, agents or auditors shall be entitled at all reasonable times to examine the Buyer’s book keeping records and the Products to satisfy themselves that the note referred to above has been made and that the notice referred to above is affixed to the Products and has not been obscured.

4.3 The Buyer’s right to possession and power of sale contained in the foregoing sentences shall automatically ceases if the Buyer (being a corporation) has a petition presented for its winding up or administration or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction or has a receiver, manager administrator or administrative receiver appointed over all or any part of its assets or documents are filed with the court for the appointment of an administrator of the Buyer or notice of intention to appoint an administrator is given by the Buyer or its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986 or (being an individual) becomes bankrupt or enters into any arrangements with its creditors or takes or suffers any similar action in consequence or carries out or undergoes any analogous act or proceedings under foreign law or ceases or threatens to cease carrying on business.

4.4 Until such time as the Seller has received payment of all sums due to the Seller with respect to the Products, the Buyer shall place any of the Products still in existence in its possession or under its control at the disposal of the Seller and if required by the Seller immediately deliver the Products to the Seller, provided that Products purchased by the Buyer for resale may be sold subject to the rights of the Seller to attach the proceeds of such sale.

4.5 The Seller (including its representatives, agents and employees) is irrevocably authorized by the Buyer at any time to enter upon any premises of the Buyer or any third party where the Products are or may be stored in order to inspect them or where the Buyer’s right to possession has terminated for the purpose of repossessing, removing and if necessary dismantling such Products for the purposes of removal. The Seller shall at any time be entitled to appropriate any payment made by the Buyer in settlement of any invoices in respect of such Products as the Seller may in its absolute discretion think appropriate notwithstanding any purported appropriation to the contrary by the Buyer. Where the Seller is unable to determine if any Products are subject to this paragraph, the Buyer shall be deemed to have sold all goods of the kind sold by the Seller to the Buyer in the order to which they were invoiced to the Buyer. The Seller has the right to maintain an action against the Buyer for the price.

4.6 Nothing in these Terms and Conditions of Sale or any other contract will constitute the Buyer the agent of the Seller in respect of the resale of the Products so as to confer upon a third party any rights against the Seller. If the Buyer pledges or in any way charges by way of security for any indebtedness any of the Products for which the Seller has not received cleared funds of all sums due to the Seller with respect to the Products, all money owed by the Buyer to the Seller shall (without prejudice to any other right or remedy of the Seller) immediately become due and payable. Following any sale of the Products to a third party pursuant to a bona fide and arms length transaction in accordance with this article 4, the Buyer shall hold the proceeds of sale on behalf of the Seller and the Buyer shall account accordingly. The entire proceeds of any sale or otherwise (whether tangible or intangible and including without limitation any insurance proceeds) are to be: (a) held by the Buyer in a fiduciary capacity for the Seller and are kept separate from and not mixed with other money or property of the Buyer or any third party; (b) in the case of cash, not paid into an overdrawn bank account; (c) at all times identifiable as the Seller’s money or property; and (d) in the case of tangible proceeds property stored, protected and insured.

Registered in England and Wales under registration number 2197706 Registered Office: 252 Upper Third Street, Grafton Gate East, Central Milton Keynes, MK9 1DZ

Sales Order Acknowledgement

Seller: Terex United Kingdom Limited, Central Boulevard, Coventry., CV6 4BX, United Kingdom

Tel 44-0-2476-339-400 - Fax 44-0-2476-339-500
Spares Tel: +44 (0)1926 474 250 - Fax: +44 (0)1926 474 252
VAT No (Sales from UK) GB603484652 (Sales from Germany) DE0258665998
sales@terex.com - ukparts@terex.com - enquiries@terex.com www.terex.com

4.7 If any provision of this article 4 (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid. unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

4.8 Any claims for loss, damage or delay in transit must be entered and prosecuted by the Buyer directly with the carrier, who is hereby deemed to be the agent of the Buyer. Seller shall not be liable for any delay in performance of any of its obligations under these Conditions including without limitation delivery of the Equipment, or for any damages suffered by Buyer by reason of delay, when the delay is caused, directly or indirectly, by any cause beyond the reasonable control of the Seller including, without limitation, those circumstances listed in the paragraph entitled “force majeure” below. In the event delay is caused by Buyer’s failure to furnish necessary Information with respect to data and details for Buyer’s specifications, Seller may extend the date of despatch for a reasonable time, but in no event longer than five (5) days. In the event delay in despatch is caused by Buyer or at Buyer’s request, and the Products are not (shipped) within five (5) days from the first date they are ready to be shipped. Seller may, in its sole discretion, sell such Products to another buyer without any liability or responsibility to Buyer whatsoever. All payment shall be made in accordance with the terms of the applicable invoice. In addition, storage charges due to delay in furnishing delivery instructions, arranging and establishing a method of payment satisfactory to Seller, or submitting valid import permits or licenses, or any other delay caused by Buyer or at Buyer’s request, will be for the account of Buyer. Any dates quoted for delivery are approximate only and the Seller shall not be liable for any delay in delivery. Claims for shortages in shipments shall be deemed waived and released by Buyer unless made in writing within five (5) days after Buyer’s receipt of the Products.

4.10 WITHOUT PREJUDICE TO THE GENERALITY OF THESE CONDITIONS, THE SELLER SHALL NOT BE LIABLE FOR ANY LOSS OF USE OR FOR ANY OTHER INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES, WHICH SHALL INCLUDE WITHOUT LIMITATION FOR PURPOSES HEREOF, LOSS OF USE, LOST PROFITS OR REVENUES, LABOUR OR EMPLOYMENT COSTS, LOSS OF USE OF OTHER EQUIPMENT, DOWNTIME OR HIRE CHARGES, IMPROPER PERFORMANCE OR WORK, LOSS OF SERVICE OF PERSONNEL. LOSS OF CONTRACT OR OPPORTUNITY AND PENALTIES OF ANY KIND DUE TO DELAY IN SCHEDULED DELIVERY, WHETHER OR NOT CAUSED BY THE SELLER.

5. Cancellation

5.1 Prior to delivery to place of shipment, a Product order may be canceled only with Seller’s prior written consent and Buyer shall indemnify and keep indemnified Seller against as resulting losses and damages.

5.2 Seller shall have the right to cancel and refuse to complete a Product order if any term and/or condition governing this agreement is not complied with by Buyer.

5.3 In the event of cancellation by Seller, or if Seller consents to a request by Buyer to stop work or to cancel the whole or any part of any order, Buyer shall make reimbursement to Seller, as follows: (i) any and all work that can be completed within thirty (30) days from date of notification to stop work on account of cancelation shall be completed, shipped and paid in full; and (ii) for work in progress and any materials and supplies procured or for which definite commitments have been made by Seller in connection with the order. Buyer shall pay such sums as may be required to fully compensate Seller for costs incurred and loss of profit.

5.4 Buyer may not cancel any order after Seller’s delivery to place of shipment.

5.5 Orders for “Special” Products may not be canceled after acceptance, except by Seller, terms of “Special” Products are those that offer from standard Seller specifications, have a limited market, or incorporate specifications that have been determined for a specific application. Determination of whether a Product is “Special” shall be made by Seller in its sole discretion.

6. Inspection and Acceptance of Product

6.1 Buyer agrees that it shall inspect the Products immediately after receipt and promptly (in no event later than seven (7) days after receipt) to notify Seller in writing of any non-conformity or defect.

6.2 Buyer further agrees that failure to give such prompt notice or the commercial use of the Product shall constitute acceptance.

6.3 Acceptance shall be final and Buyer waives the right to revoke acceptance for any reason, whether or not known by Buyer at the time of such acceptance. The giving of any such notice by Buyer shall automatically cause the provisions of Seller’s warranty to apply and govern the rights, obligations and liabilities of the parties with respect to such non-conformity or defect, provided under no circumstances shall rejection give rise to any liability of Seller for incidental or consequential damages or losses of any kind including, without limitation, loss of use, lost revenues, or lost profits.

7. Warranty

7.1 Seller warrants Products (other than parts) supplied under these Conditions and manufactured by Seller, to be free, under normal use and service, of any defects in manufacture or materials for the period of 12 months from (a) delivery to, and placement into service by the first user or (b) delivery to the first retail purchaser, whichever occurs first: provided that Seller has received a warranty registration from the User and/or the authorised Seller dealer.

7.2 Any defect due to manufacture or materials will be repaired free of charge, at the nearest authorised Seller dealer’s place of business provided that (i) the equipment has been maintained and operated within the limits of rated and normal usage as set out in the operators manual; and (ii) the defect did not result in any manner from the intentional or negligent action or inaction by the User.

7.3 Any part repaired or replaced under this warranty will be covered for the Product’s remaining warranty period.

7.4 This warranty shall be null and void if parts (including wear parts) which do not confirm to genuine. Seller specification are used in the product Seller reserves the right to inspect the installation of the product and review maintenance procedures to determine if the failure was due to improper maintenance, improper use, abuse, improper storage, and operation beyond rated capacity, operation after discovery of defective or worn parts, or alteration or repair of the equipment by persons not authorised by Seller. No warranty shall cover any item on which serial numbers have been altered, defaced or removed.

7.5 Seller warrants the parts purchased from Seller to be free of defect in manufacture or materials for a period of 12 months after date of invoice from the authorised Seller dealer to the User.

7.6 This warranty does not cover:

7.6.1 Items sold by any individual, corporation, partnership or any other organisation or legal entity that is not an authorised Seller dealer.

7.6.2 Accessories, assemblies and components included in Seller’s Product, which are not manufactured by Seller, are subject to the warranty of their respective manufacturers. Such components include, but are not limited to, engines, electric motors, air compressors, air conditioners, batteries, tyres etc.

7.6.3 Replacement of assemblies: Seller has the option to repair or replace any defective part or assembly. It is Seller’s policy to refuse claims for the replacement of a complete assembly that is field repairable by the replacement or repair of defective part(s) within the assembly.

7.6.4 Normal Operational Maintenance Services and Wear Parts: Normal maintenance services such as tune-up, lubrication, fuel or hydraulic system cleaning brake inspection or adjustment, or the replacement of any service items such as filters or brake linings made in connection with normal maintenance services.

7.6.5 Transportation damage: Any damage caused by carrier handling is a transportation claim and should be filed immediately with the respective carrier.

7.6.6 Deterioration: Repairs, work required or parts exposed as the result of age, storage, weathering, lack of use, demonstration use, or for transportation of corrosive chemicals.

7.6.7 Secondary Failures: Should the User continue to operate a machine after it has been noted that a failure has occurred, Seller will not be responsible under the warranty for resultant damage to other parts due to that continued operation.

7.6.8 Workmanship of Others: Seller does not accept responsibility for improper installation or labour costs of personnel other than authorised Seller dealer personnel.

7.6.9 Stop and Go Warranty: Seller does not recognize “Stop and GO” warranties; after the period of warranty commences, it shall not be loaded for any reason. No action by either party shall operate to extend or revive this limited warranty without the prior written consent of Seller.

7.6.10 Diagnostic Labor: Seller shall not be responsible for diagnostic labor, travel mileage, travel labor or rotated travel expenses (such as means and lodging), overtime or premium labor rates.

7.6.11 Abuse: This warranty shall not apply to any Products or parts thereof which have been subject to misuse, alteration, abuse, negligence, accident acts of God or sabotage.

7.6.12 INCIDENTAL OR CONSEQUENTIAL DAMAGE: SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY KIND. INCLUDING, BUT NOT LIMITED TO, LABOUR COSTS, LOSS OF USE OF OTHER EQUIPMENT, LOST PROFITS, LOSS OF PRODUCTION, INCREASED OVERHEAD, LOSS OF BUSINESS OPPORTUNITY, DELAYS IN PRODUCTION, COSTS OP REPLACEMENT COMPONENTS AND INCREASED COSTS OF OPERATION THAT MAY ARISE FROM THE BREACH OF THIS WARRANTY WHETHER OR NOT CAUSED DIRECTLY OR INDIRECTLY BY ANY NEGLIGENCE OF SELLER (EXCEPT NEGLIGENCE CAUSING DEATH OR PERSONAL INJURY)

Registered in England and Wales under registration number 2197706 Registered Office: 252 Upper Third Street, Grafton Gate East, Central Milton Keynes, MK9 1DZ

Sales Order Acknowledgement

Seller: Terex United Kingdom Limited, Central Boulevard, Coventry., CV6 4BX, United Kingdom

Tel 44-0-2476-339-400 - Fax 44-0-2476-339-500
Spares Tel: +44 (0)1926 474 250 - Fax: +44 (0)1926 474 252
VAT No (Sales from UK) GB603484652 (Sales from Germany) DE0258665998
sales@terex.com - ukparts@terex.com - enquiries@terex.com www.terex.com

7.7 THIS WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, REPRESENTATIONS AND CONDITIONS, EXPRESS OR IMPLIED (INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND ALL OTHER STATUTORY, CONTRACTUAL, TORTIOUS AND COMMON LAW OBLIGATIONS OR LIABILITIES AN SELLER’S PART ARE HEREBY EXPRESSLY EXCLUDED TO THE MAXIMUM EXTENT PERMITTED BY LAW. WITHOUT PREJUDICE TO THE GENERALITY OF THE FOREGOING NO REPRESENTATION OR WARRANTY IS GIVEN AS TO THE QUALITY OF OR SUITABILITY OR FITNESS OF PRODUCTS FOR A PARTICULAR PURPOSE AND THE USER MUST SATISFY ITSELF IN THIS RESPECT AND SHALL BE TOTALLY RESPONSIBLE THEREFOR. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE LIMITED WARRANTY CONTAINED HEREIN.

7.8 The unexpired part of the warranty in respect of Products may be transferred by the user to another party provided that Seller has received the warranty registration and Seller has been notified of the date of transfer and identity of the transferee by the User in accordance with Seller’s procedures.

7.9 Seller neither assumes nor authorises any other person to assume for Seller any other liability in connection with the sale of Seller’s equipment.

7.10 No employee or representative is authorised to modify this warranty unless such modification is made in writing and signed by an authorised officer of seller.

7.11 Seller reserves the right to make improvements or changes to its products without incurring any obligation to make such changes or modifications to products previously sold.

8. Remedies for Breach

8.1 IN THE EVENT OF ANY BREACH OF THE WARRANTY BY SELLER, THE PARTIES AGREE THAT SELLER’S LIABILITY SHALL BE LIMITED EXCLUSIVELY TO THE REMEDIES OF REPAIR OR REPLACEMENT (AT SELLER’S SOLE DISCRETION) OF ANY DEFECTIVE PRODUCT COVERED BY THE WARRANTY.

8.2 IN NO EVENT SHALL SELLER, OR ANY SUBSIDIARY OR DIVISION THEREOF BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES RESULTING FROM ANY BREACH OF WARRANTY, REPRESENTATION OR CONDITION, EXPRESS OR IMPLIED, OR ANY OTHER TERMS OF THESE TERMS AND CONDITIONS OF SALE, OR ANY BREACH OF ANY DUTY OR OBLIGATIONS IMPOSED BY STATUTE, CONTRACT, TORT OF COMMON LAW OR OTHERWISE (WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF THE SELLER, ITS EMPLOYEES, AGENTS OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOST PROFITS OR REVENUES, LABOUR OR EMPLOYMENT COSTS, LOSS OF USE OF OTHER EQUIPMENT, DOWNTIME OR HIRE CHARGES, THIRD PARTY REPAIRS, [EMOTIONAL OR MENTAL DISTRESS]. IMPROPER PERFORMANCE OR WORK, LOSS OF SERVICE OF PERSONNEL, LOSS OF CONTRACT OR OPPORTUNITY AND PENALTIES OF ANY KIND, OR FAILURE OF EQUIPMENT TO COMPLY WITH ANY APPLICABLE LAWS.

8.3 The Seller’s liability to the Buyer shall not in any event exceed the purchase price of the Products, provided that nothing in this article 8 shall operate to exclude the Seller’s liability for death or personal injury.

9. Specification Changes

9.1 In the event Seller incurs additional expense because of changes in specifications or drawings previously approved by Buyer, or in the event Seller is required to modify the ordered Products. perform any additional work or supply any additional Products, the additional expense shall be added to the purchase price.

9.2 Sellers shall have the right, in its sole discretion, to accept or reject any changes in specifications requested by Buyer. In no event shall any changes in specifications be made or accepted thirty days prior to shipment or thereafter.

10. Insurance

10.1 Until the purchase price of the Products is paid in full. Buyer shall provide and maintain insurance equal to the total value of the equipment delivered hereunder against customary casualties and risk; including, but not limited to fire and explosion. and shall also insure against liability for accidents and injuries to the public or to employees, in the names of Seller and Buyer as their interest may appear, and in an amount satisfactory to Seller.

10.2 If Buyer fails to provide such insurance, it then becomes Buyer’s responsibility to notify the Seller so that Seller may provide same; and the cost thereof shall be added to the contract price but in no case shall Seller be required to give Buyer the notice relating to insurance referred to in section 32(3) Sale of Goods Act 1979. All loss resulting from the failure to effect such insurance assumed by Buyer.

11. Patents, Copyrights, Trademarks, Confidentiality

11.1 No license or other rights any patents, copyrights or trademarks owned or controlled by Seller or under with Seller licensed are granted to Buyer or implied by the sale of Products hereunder.

11.2 Buyer shall not identify as genuine products of Seller Products purchased hereunder which Buyer has treated, modified or altered in any way, nor shall Buyer use Seller’s trademarks to identify such products; provided, however, that Buyer may identify such products as utilizing, containing or having been manufactured from genuine Products of Seller as treated, modified or altered by Buyer or Buyer’s representative, upon written prior approval of Seller.

11.3 All plans, photographs, designs, drawings, blueprints, manuals, specifications and other documents relating to the business of Seller (“Information”) shall be and remain the exclusive property of Seller and shall be treated by Buyer as confidential information and Buyer shall not disclose, give, loan, exhibit sell or transfer to any third party without Seller’s prior written approval the information: provided, however, that these restrictions shall not apply to information that Buyer can demonstrate: (a) at the time of disclosure, is generally known to the public other than as a result of a breach of this agreement by Buyer: or (b) is already in Buyer’s possession at the time of disclosure by from a third party having a right impact such information.

12. Default and Seller’s Remedies

12.1 In the event of default by Buyer, all unpaid sums and installments owed to Seller, shall at Seller’s sole option, become immediately due and payable without notice of any kind to Buyer limitation thereof, Seller shall have the right to set off any credits or amounts owed to Buyer against any amounts owed by Buyer to Seller.

13. Indemnification by Buyer

13.1 To the fullest extent permitted by applicable law, Buyer hereby agrees to indemnify, release, defend and hold harmless Seller, its directors, officers, employees, agents, representatives, successors, and assigns against any and all suits, actions or proceedings at law or in equity (including the costs, expenses and reasonable legal fees incurred in connection with the defence of any such matter) and from any and as claims demands, looses, judgments, damages, costs, expenses or liabilities. To any person whatsoever (including Buyer’s and Seller’s employees or any third party), or damage to any property (including Buyer’s property) arising out of or in any way connected with the performance or the furnishing of services or supply of Products under this agreement, regardless of whether any act, omission, negligence (including any act, omission or negligence, relating to the manufacture, design, repair, erection, service or insulation of or warnings made or lack thereof with respect to any Products furnished hereunder) of Seller, its directors, officers, employees, agents, representatives, successors or assigns caused or contributed thereto. If Buyer fails to fulfill any of its obligations under this Condition or this agreement. Buyers agrees to pay Seller all costs, expenses and legal fees incurred by Seller to establish or enforce Seller’s right under this condition or this agreement. The provisions of this Condition are in addition to any other rights or obligations set forth in these Conditions.

14. Installation

14.1 Unless otherwise expressly agreed in writing, Buyer shall be solely responsible for the installation and erection of the Products Although Seller may in some cases provide a serviceman, data and drawings to aid Buyer with installation or start-up, Seller assumes no responsibility for proper installation or support the Products when installed and expressly excludes and disclaims or any express or implied warranties with respect to such installation and support.

14.2 Notwithstanding whether date and drawings are provided or a serviceman aids in the installation. Buyer shall indemnify and hold Seller harmless and at Seller’s request. defend Seller from all claims, demands or legal proceedings (including the cost, expenses and reasonable legal fees incurred in connection with the defence of any such matter) which may be made or brought against Seller in Connection with damage arising out of said installation or start-up.

15. Construction and Severability

15.1 These Conditions constitute the entire agreement between the parties regarding subject matter hereto and shall be construed and enforced in accordance with English law.

15.2 Seller shall not be bound by any agent’s, employee’s or dealer’s representation or any other representation, promise or inducement not set for herein.

Registered in England and Wales under the registration number 2197706 Registered Office: 252 Upper Third Street, Grafton Gate East, Central Milton Keynes, MK9 1DZ.

[	Sales Order Acknowledgement

Seller: Terex United Kingdom Limited, Central Boulevard, Coventry., CV6 4BX, United Kingdom

Tel 44-0-2476-339-400 - Fax 44-0-2476-339-500

Spares Tel: +44 (0)1926 474 250 - Fax: +44 (0)1926 474 252

VAT No (Sales from UK) GB603484652 (Sales from Germany) DE0258665998 sales@terex.com - ukparts@terex.com - enquiries@terex.com

www.terex.com

15.3 The invalidity or unenforceability of any provisions of this agreement shall not affect any other provision and this agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16. Jurisdiction

16.1 The parties agree that for the benefit of Seller and subject to the right of Seller to elect to submit any dispute to arbitration in accordance with Condition 16.2 below, the courts of England shall have exclusive jurisdiction over any proceedings arising out of or in connection with this agreement commenced by Buyer. For the avoidance of doubt, Seller shall have the right (subject to any election to submit any dispute to arbitration in accordance with Condition 16.2) to commence proceedings against the Buyer in any court anywhere in the world in connection with this agreement.

16.2 Without prejudice to Condition 16.1, Seller and the Buyer agree that Seller shall have the uncondiotional right to elect to submit any dispute or difference arising out of or in connection with the agreement including any question regarding its existence, validity or termination and any tortious claims made by or against Seller to arbitration in London by a sole arbitrator in accordance with the Rules of Arbitration for the time being in force of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference to this Condition 16.2.

17. No Assignment

17.1 No right arising under this agreement may be assigned by Buyer unless expressly agreed to in writing by Seller.

18. Waiver

18.1 The rights of Seller shall not be prejudiced or restricted by any indulgence or forbearance extended by Seller to Buyer and no waiver by seller in respect of any breach of these Conditions shall operates as waiver in respect of any subsequent breach of the same or any other provision.

19. Force Majeure. The Seller shall not be liable to the Buyer or be deemed to be in breach of these Conditions by reason of any delay in performing, or any failure to perform, any of the Seller’s obligation in relation to the equipment if the delay or failure was due to any cause beyond the reasonable control of the Seller including (but without limitation) strike, lockout, riot, civil commotion, fire, accident, explosion, tempest, act at God, war, epidemic, stoppage of transport, terrorist activity, supply shortage or changes in government, governmental agency, laws, regulations or administrative practices.

20. Sales Promotion Documents. Seller’s catalogues, technical circulars, price lists, illustrations, drawings and other literature these documents are for the Buyer’s general guidance only and the particulars contained in them shall not constitute representations by the Seller and the Seller shall not be bound by them. No dimensions, details, statements or other information (including without limitation any information which relates to output variations, tons per hour of products, product shape or other calculations which in any case may vary according to the actual operating conditions and application of such equipment from time to time) as to capacity, output or power specified or contained in the drawings, catalogues, specifications, photographs or other documents or illustrations shall be treated as binding upon the Seller unless the Seller has expressly agreed otherwise in writing signed by an authorised signatory of the Seller. The Seller reserves the right to make such changes to the specifications of the Equipment and/or the design of or material used in the Equipment as the Seller may determine.

21. Miscellaneous

21.1 A person who is not party to the agreement has no rights under the Contracts (Rights of Third Parties) Act 1969 to enforce any term of the agreement or these Conditions but this does not affect any right or remedy of a third party which exists or is available apart from the Act. Buyer represents that (i) it is solvent and has the financial ability to pay for the Products purchased hereunder and (ii) it has all requisite right, power and authority to perform the obligations under this agreement.

22. Export Controls. Buyer represents and warrants that it shall, and that any party retained or paid by the Buyer shall comply with all applicable export controls, economic sanctions, embargoes and regulations regarding the export, re-export, distribution and sale of the Products, including without limitation the International Emergency Economic Powers Act (IEEPA) 50 U.S.C.A. s. 1701 et seq. (2003 & Supp. 2007) and the U.S. Export Administration Regulations, as amended (15 CFR, Chapter VII, Subchapter C), as the same may be amended or superseded from time to time. Buyer further represents, warrants end covenants that it shall not, and any party retained or paid by Buyer shall not, export or re-export the Products, directly, or with its knowledge, indirectly, to any country for which the United States government (or agency thereof) may require an export license or other approval or any country, person or entity to which such export or re-export may be prohibited by applicable United States law, regulation, policy or executive order. Failure to comply strictly with all applicable laws relating to embargoes, sanctions, export or re-export shall be grounds for immediate termination of this Agreement by Seller.

Registered in England and Wales under registration number 2197706 Registered Office: 252 Upper Third Street, Grafton Gate East, Central Milton Keynes, MK9 1DZ

International Terms and Conditions of Sale – Germany

Application

These International Terms and Conditions of Sale – Germany apply to all sales activities with TEREX GmbH lines of business: TEREX | Atlas, TEREX | Schaeff & TEREX | Ersetztelle GmbH

I. Terms and Conditions

The terms and conditions for the provision of any parts, equipment, documentation or service (hereinafter collectively referred to as “Products”) shall be exclusively defined by the written provisions of these terms and conditions and the Seller’s Order Confirmation (hereinafter collectively referred to as “Contract”). These terms and conditions apply to the present and all subsequent contracts whose preponderant object is the supply of goods to customers. No other terms and conditions shall apply including the terms of any purchase order submitted to the Seller by the Customer, whether or not such terms are inconsistent or conflict with or are in addition to the terms and conditions set forth herein and regardless whether the Seller has explicitly objected to such terms or not. The Seller’s acceptance of Customer’s purchase order is conditional upon Customer’s acceptance of all the terms and conditions contained herein. Any communication construed as an offer by the Seller and acceptance thereof is expressly limited to the terms and conditions set forth herein.

II. Terms of Payment

1.	If not stated otherwise in the Order Confirmation, prices shall be “FCA” to our address indicated in the Order Confirmation (Incoterms 2000) and shall exclude packing, any additional expenses and any indirect tax, including but not limited to license, sales, use, value added or similar taxes or duties applicable to the transaction or related work.

2.	The Customer agrees to pay or reimburse the Seller for any such taxes, which Seller or its subcontractors or sub-Sellers are required to pay.

3.	Notwithstanding Clause II paragraph 1, taxes, fees, duties, social security contributions and other charges which are levied on Seller or its employees (including Seller’s subcontractors and their personnel) in connection with the performance of the Contract in the country of destination of the Products, if any, shall be solely borne by the Customer.

4.	Payments shall be made to the bank account or payment office notified by the Seller without any reservation or deduction and free of expenses and costs for the Seller.

5.	In the event the Seller does not receive payment from the Customer when such payment has become due and payable, the Seller shall be entitled to charge interest at the annual rate of eight (8) percentage points above the rate for main refinancing operations (Minimum bid rate) of the European Central Bank (ECB) as applicable at the respective point of time whereas further rights and remedies of Seller provided by applicable law shall not be excluded thereby.

6.	The Customer may set off only those claims in accordance with applicable law that are undisputed between the Customer and the Seller or have been finally adjudicated. Aforementioned rule shall apply mutatis mutandis to any right of retention of the Customer.

III. Title

1.	Risk of loss or damage to the Products will pass to the Customer on delivery.

2.	Notwithstanding risk in the Products passing in accordance with the foregoing sentence, legal and equitable title in the Products shall not pass to the Customer until the Seller has received in full in cleared funds all sums due to it in respect of the Products and all other sums which are or which become due to the Seller from the Customer in the course of the ongoing business relationship on any account.

3.	The Customer is authorized by the Seller to use the Products in the ordinary course of its business or to sell the Products to a third party pursuant to a bona fide and arms length transaction at full market value.

4.	Until the Seller has received cleared funds of all sums due to the Seller with respect to the Products:

(a)	the Customer will hold the Products in a fiduciary capacity and as bailee for the Seller;

(b)	the Products shall, subject to the foregoing paragraph be: (i) kept properly stored and protected separate and distinct from all other property of the Customer and of any third party; (ii) insured with a reputable insurance Seller for their full replacement value against all risks to the reasonable satisfaction of the Seller and on request the Customer shall produce the policy of insurance to the Seller; (iii) kept complete and in good repair and condition and free from damage and/or tampering.

(c)	the Customer will not obliterate or remove any identifying marks on the Products and shall, if requested in writing by the Seller cause a note to be made in its book keeping records and also where possible a notice to be affixed to the Products indicating that the Products remain the property of the Seller.

(d)	the Seller, its representatives, agents or auditors shall be entitled at all reasonable times to examine the Customer’s book keeping records and the Products to satisfy themselves that the note referred to in sub-paragraph (c) above has been made and that the notice referred to in sub-paragraph (c) is affixed to the Products and has not been obscured.

Without prejudice to any other rights and remedies provided by law or this contract, the Seller is entitled to declare the Contract avoided in case the Customer substantially breaches its obligations under this paragraph 4 of this Clause III.

5.	The Customer’s right to possession and power of sale contained in the foregoing paragraph shall automatically cease if the Customer (being a corporation) has a petition presented for its winding up or administration or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction or has a receiver, manager administrator or administrative receiver appointed over all or any part of its assets or documents are filed with the court for the appointment of an administrator of the Customer or notice of intention to appoint an administrator is given by the Customer or its directors or (being an individual) becomes bankrupt or enters into any arrangements with its creditors or takes or suffers any similar action in consequence or carries out or undergoes any analogous act or proceedings under foreign law or ceases or threatens to cease carrying on business.

6.	Until such time as the Seller has received cleared funds of all sums due to the Seller with respect to the Products, the Seller (including its representatives, agents and employees) is irrevocably authorized by the Customer at all reasonable times to enter upon any premises of the Customer or any third party where the Products are or may be stored in order to inspect them or where the Customer’s right to possession has terminated for the purpose of repossessing, removing and if necessary dismantling such Products for the purposes of removal.

7.	The Seller has the right to maintain an action against the Customer for the price.

8.	Nothing in these Terms and Conditions of Sale or any other contract will constitute the Customer the agent of the Seller in respect of the resale of the Products so as to confer upon a third party any rights against the Seller.

9.	If the Customer pledges or in any way charges by way of security for any indebtedness any of the Products for which the Seller has not received cleared funds of all sums due to the Seller with respect to the Products, all money owed by the Customer to the Seller shall (without prejudice to any other right or remedy of the Seller) immediately become due and payable.

10.	Following any sale of the Products to a third party pursuant to a bona fide and arms length transaction in accordance with Clause III paragraph 3 the Customer shall hold the proceeds of sale on behalf of the Seller and the Customer shall account accordingly. The entire proceeds of any sale or otherwise (whether tangible or intangible and including without limitation any insurance proceeds) are to be:

(a)	held by the Customer in a fiduciary capacity for the Seller and are kept separate from and not mixed with other money or property of the Customer or any third party;

(b)	in the case of cash, not paid into an overdrawn bank account;

(c)	at all times identifiable as the Seller’s money or property; and

(d)	in the case of tangible proceeds properly stored, protected and insured.

IV. Delivery

1.	If not stated otherwise in the Order Confirmation, delivery shall be “FCA” to our address indicated in the Order Confirmation (Incoterms 2000).

2.	If not stated otherwise in the Order Confirmation, Customer has to pick up the Products within five (5) days after notice was given of the readiness for dispatch by the Seller provided that this period is not inadequate for the Customer in the individual case.

3.	Performance of the stipulated time for delivery is subject to the timely receipt by the Seller of all required documentation, necessary permits and releases, especially of plans to be provided by the Customer, as well as fulfilment of the agreed terms of payment and all other obligations by the Customer stated herein. To the extent said conditions are not fulfilled on time, the time for delivery shall be extended accordingly.

4.	If non-performance of any obligation of the Seller is due to “Force Majeure”, defined as impediments or other circumstances beyond Seller’s reasonable control, then the Seller’s performance is excused and the time for delivery is extended for the duration of the Force Majeure event and its consequences. Force Majeure events include, but are not limited to: natural disasters or catastrophic events such as epidemics, nuclear accidents, fire, flood, typhoons or earthquakes; acts or omissions by civil or military government authorities, such as foreign currency restrictions, revocation or suspension of export or import licenses, governmental priority orders, allocations or restrictions upon the use of materials or manpower; war (whether governmentally declared or otherwise), riots, sabotage or revolutions; terrorist acts, strikes or lockouts.

5.	In case of delay with delivery culpably caused by the Seller, the liability of the Seller for damages thereby caused shall be limited to an amount of 0.5 % of the contractual value of the Products for each full week of delay up to a maximum of 5 % of the contractual value of the Products whereas such value shall in each case be calculated in relation to the delayed part of the Products. Subject to Clause IV paragraph 6 below, payment of damages pursuant to this Clause IV paragraph 5 shall constitute the sole and exclusive remedy of the Customer for delay to the exclusion of any and all other remedies.

6.	Without prejudice to Clause IV paragraph 3 and 4 above and any preconditions required by applicable law, the Customer shall only be entitled to declare the Contract avoided by reason of delay if the Customer has threatened Seller with avoidance of the Contract in writing and an additional period of time of reasonable length needed for performance has not resulted in delivery of the Products.

7.	If dispatch or delivery is delayed at the Customer’s request or otherwise caused by the Customer by more than seven (7) days after notice was given of the readiness for dispatch by the Seller, the Seller may charge the Customer storage costs for each commenced month thereafter of 0.5 % of the price of the respective Products up to a maximum of 5 % of the contractual value of the Products whereas such value shall in each case be calculated in relation to the delayed part of the Products.

30

V. Transfer of Risk

Risk as to price and performance passes to the Customer as soon as the Products have been delivered in accordance with the delivery terms set forth in Seller’s Order Confirmation or title in the Products has passed to the Customer.

VI. Liability for non-conforming Products and Products with deficiency in title

1.	The Products shall only be deemed to be non-conforming if already at the time of the transfer of risk they are clearly different to the specifications laid down in this Contract, or in the absence of agreed specifications, the Products are not fit for the purpose for which products of the same description would ordinarily be used in Germany. Except for the express warranties stated in the Contract, the Seller disclaims any other express or implied warranties, including but not limited to implied warranties of merchantability and fitness for a particular purpose, or otherwise. The Seller shall in particular not be liable for compliance of the Products with any legal requirements existing outside of Germany. Seller’s warranty does not apply to detects a) which are due to reasons beyond the Seller’s control, b) defects in expendable and/or consumable parts regularly replaced due to normal wear and tear arising after the transfer of risk, c) nonconformities caused by faulty or negligent handling, excessive strain, or other abuse by Customer or any third party, d) non-compliance with the instructions contained in the operation and maintenance manuals of the original equipment manufacturer, e) non-reproducible software errors or f) minor defects.

2.	Without prejudice to any exclusion or reduction of liability of the Seller pursuant to the applicable law, the Products delivered have a deficiency in title if they are not free from enforceable rights or claims of third parties at the time of transfer of risk. Without prejudice to further legal requirements, third parties’ rights or claims founded on industrial or other intellectual property shall only deemed to constitute non-conformity with the Contract to the extent that the industrial or intellectual property is registered and made public in Germany and the usual use of the Products by the Customer is thereby impeded.

3.	In case of delivery of non-conforming goods or Products with deficiency in title, the Seller shall, at its option, repair any defect or re-perform or replace any Products or any portion thereof that are non-conforming with the Contract provided the non-conformity is due to circumstances that existed before the transfer of risk occurred.

4.	To the extent the Seller has incurred cost or expenses, the Seller shall be entitled to compensation in the event the defect notified by the Customer to the Seller is subsequently determined to (a) not exist or (b) if the Seller is not responsible for the notified defect.

5.	The Seller shall be given adequate time and opportunity to remedy the defect. For this purpose, the Customer shall grant the Seller working access to the non-conforming Work, including disassembly and reassembly, as well as a complete technical data report.

6.	The defects liability period shall be twelve (12) months from the date of initial handover of the Products to the Customer if not stated otherwise in the Order Confirmation and any actions against the Seller based on a defect of the Products shall be time-barred thereafter. For the avoidance of doubt, no new detects liability period shall commence with regard to any repaired or replaced portions of the Products.

7.	The Seller shall not be liable a) if the Customer or a third party carries out modifications or repairs to the Products and the defect or loss results from the modifications or repairs, b) if and as far as the defect or loss arises because the Customer breaches his obligation to minimize the losses, e.g. the Customer does not notify the Seller during the defects liability period in writing of a defect or a deficiency in title without undue delay, at the latest however fourteen (14) calendar days after Customer’s discovery or after the Customer should have discovered the respective defect (whereas the Customer is obliged to examine the Products with regard to potential defects immediately after take over) or deficiency in title, if Customer had exercised due care pursuant to the requirements of the applicable law, or c) if the Customer prevents the Seller from remedying a defect. With regard to his duties to notify any defect or deficiency in title without undue delay to the Seller, the Customer shall not be entitled to rely on any excuse for its failure to give the required notice.

8.	To the extent that the Customer in accordance with the terms of the Contract is entitled to remedies because of delivery of non-conforming Products or Products with deficiency in title, such remedies are limited to the remedies as expressly provided in this Clause VI. In addition to the remedies set forth in Clause VI, paragraph 3 above, but without prejudice to any further requirements set forth by this Clause and applicable law, the Customer may be entitled to a reduction of the purchase price provided that either two attempts of Seller to make good the respective default have been failed or the Seller has not undertaken such remedial measures within a reasonable time after receipt of notice of default by the Customer. Finally, and subject to all and any requirements set forth by applicable law and this Clause VI., the Customer is only entitled to declare the contract avoided in case of non-conforming Products or Products with deficiency in title if such non-conformance or deficiency amounts to a fundamental breach of contract and a reasonable period of time required for appropriate remedial works has been expired to no avail subsequent to the Customer’s written claim of default towards Seller. Subject to Clause VII, paragraph 2, any other remedies or claims of the Customer, in particular any claims of damages, shall be explicitly excluded.

VII. Limitation of Liability

1.	The Seller shall in no event and irrespective of the legal basis (contract, tort or any other area of law) be liable towards the Customer for loss of profit or revenue, loss of use, loss of data, cost of capital, down-time costs, cost of substitute goods, property damage external to the Products and any damage or loss arising out of such damage or any special, incidental, indirect or consequential damage or any of the foregoing suffered by any third party.

2.	The aforementioned restrictions of liability shall not apply a) in the event of gross negligence or wilful misconduct of Seller’s managing partners or of its executive employees but they do apply in the case of wilful misconduct and gross negligence of any other party acting for the Seller, including without limitation Seller’s subcontractors, agents, advisors and employees; b) in case of bodily injury or insofar as mandatory law provides otherwise.

3.	These limitations of liability shall also apply for the benefit of Seller’s subcontractors, agents, advisors, directors and employees.

VIII. Intellectual Property and Confidentiality

1.	The Seller reserves all rights, title and interest in all intellectual property rights including but not limited to patents or copyright (hereinafter collectively “Intellectual Property Rights”).

2.	The Customer having received Documents from the Seller, know-how, data or information (hereinafter “Information”) agrees not to reproduce or disclose such Information to any third party, without Seller’s prior written consent, and not to use Information for any purpose not authorized by the Seller. The Customer also agrees to appropriately instruct its employees having access to such Information of the Customer’s confidentiality obligations and to duly restrict access of such information to employees who have a need to know it in their scope of employment. The Customer agrees to carefully protect Seller’s Information, and at least with the same degree of care used in protecting its own similar information. In the event the Seller has consented to the disclosure of Information to a third party by the Customer, the Customer shall procure that such third party undertakes to be bound by the confidentiality obligations imposed on Customer by this Contract and shall indemnify and hold harmless Seller from any damage incurred through the breach of said confidentiality obligation by the third party.

3.	This confidentiality obligation shall not apply to Information which: a) is or becomes part of the public domain through no fault of the Customer; b) is disclosed to the Customer in good faith by a third party who has a right to make such disclosure; or c) as evidenced by Customer’s written records, has been developed independently by Customer without reliance on the information or has been known to Customer prior to its disclosure by Seller; or d) is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order and subject to Customer’s obligation to notify the Seller of the requirement in a timely manner.

IX. Installation and Acceptance

1.	Unless otherwise explicitly agreed in writing by the Seller, the Customer shall be solely responsible for the installation and erection of the Products.

2.	If an acceptance test has been agreed upon, it must be carried out immediately by the Customer after Seller’s notification of readiness for acceptance. If, after completion, the Seller requests acceptance of the Products or a portion thereof, Customer shall provide such acceptance in written form within one week of Seller’s request. In case of Customer’s failure to accept the Products in the time frame indicated, the Products shall be deemed to be accepted. The same shall apply if Customer refuses acceptance, but does not state the reasons therefore in writing within one week after receipt of Supplier’s request. The reasons to be stated by Customer shall at least comprise the portion of the Products that Customer considers as incomplete or substantially defective and why Customer is of such an opinion. Furthermore, deemed acceptance shall occur if the Products or any portion thereof are put into operation by the Customer. The Customer shall in particular not be entitled to refuse acceptance in case of a) defects which only insignificantly impair the use of the respective Products, b) minor deviations of the Products from the specification of the Products, c) defective installation or erection not carried out by the Seller.

X. Indemnity

Without prejudice to Seller’s continuing claims, the customer will indemnify and hold Seller harmless against all and any claims of third parties which are brought against the Seller by reason of product liability or similar provisions to the extent such liability is based on circumstances which were caused by the Customer or other third parties.

XI. Avoidance of Contract by the Seller

Without prejudice to any such right arising under applicable law or this Contract, the Seller shall be entitled to declare the Contract avoided if

a)	the Customer fails to make payment of any amount due to the Seller under this Contract within fifteen (15) days after it has become due and payable and after lapse of an additional grace period of fifteen (15) days granted to the Customer, or

b)	the Customer fails to perform its obligations - whose performance is necessary for the Supplier to deliver the Products - within fourteen (14) days after request of the Seller in that regard, or

c)	Delivery of the Products is prevented by export control regulations or other legally mandated restrictions for more than six (6) months; or

d)	the Customer has provided inaccurate information regarding its creditworthiness, or

e)	a material deterioration of the customer’s creditworthiness has occurred or insolvency proceedings relating to the assets of the Customer are applied for or commenced.

XII. Arbitration and Governing Law

1.	All disputes arising out of or in connection with the Contract shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) by one arbitrator appointed in accordance with the said rules without recourse to the ordinary courts of law. The language to be used in arbitration shall be English. The seal of arbitration shall be Zurich, Switzerland.

2.	This Contract, and any and all claims arising out of or related to this Contract shall be governed by the UN Convention on Contracts for the International Sale of Goods (CISG). Outside the application of the CISG, the legal relationship between the parties shall be governed by the material laws of Switzerland.

XIII. No Assignment

No rights arising under this Contract may be assigned by the Customer unless expressly agreed upon in writing by the Seller.

XIV. Compliance with Export Control Regulations

1.	The obligation to deliver the Products by the Seller shall be subject to the condition that the required export licenses are issued and that no other restrictions exist, arising from German, European, U.S. or any other applicable export control regulations, which are to be observed.

2.	The Customer undertakes to comply with all export control regulations of the national export control authorities applicable to him, in particular the authorities in Germany, in the European Community and in the United States of America. In particular, the Customer undertakes not to directly or indirectly export or re-export the Products to any country for which such export may be prohibited by the aforementioned regulations. Failure to comply strictly with all laws relating to embargoes, sanctions, export and re-export applicable to Customer shall be grounds for immediate termination of the Contract by the Seller.

XV. Severability

Should any of the provisions of the Contract be or become invalid or otherwise unenforceable, the same shall not affect the validity and enforceability of the remaining provisions. The invalid or unenforceable provision shall be replaced by an operative one coming as close as possible to the economic purpose and effect intended by the original provision.

SCHEDULE D

STANDARD LIMITED NEW PRODUCT WARRANTY

[SEE ATTACHED]

STANDARD LIMITED NEW PRODUCT WARRANTY – CONSTRUCTION

THE COMPANIES LISTED AT THE BOTTOM MARGIN (each, a “Terex Construction Party” and collectively “Terex Construction” or the “Terex Construction Parties”), warrant the new Products manufactured or sold by them, respectively, to be free, under normal use and service, of any defects in manufacture or materials for the period of 12 months (or the earlier of 12 months or 5000 hours in the case of Rigid Dump Trucks) from (a) delivery to, and placement into service by the first user (including as a demonstrator) or (b) delivery to the first retail purchaser, whichever occurs first; provided that the Terex Construction Party which sold the Product at issue (as listed below) receives written notice of the defect within thirty (30) days of its discovery and Buyer establishes that (i) the equipment has been maintained and operated within the limits of rated and normal usage; and (ii) the defect did not result in any manner from the intentional or negligent action or inaction by Buyer, its agents or employees. In addition, the foregoing warranty shall apply to articulated dump truck power train components only, for a period of 36 months or 5000 hours, whichever comes first. If requested by a Terex Construction Party. Buyer must return the defective equipment to an authorized distributor of the Products (“Distributor”) and defective parts to the Terex Construction Party from which such parts were purchased, and if Buyer cannot establish that conditions (i) and (ii) above have been met, then this warranty shall not cover the alleged defect. The term “Products” shall include only the following equipment manufactured by the following Terex Construction Parties:

Terex Equipment Limited:	Off highway rigid and articulated dump trucks, graders, motor scrapers
Fermec International Limited:	Tractor loader backhoes
Benford Limited:	Site dumpers, compaction equipment, rollers
Terex GmbH:	Crawler excavators, mobile excavators wheeled loaders, truck mounted cranes
Fuchs|Terex GmbH:	Material handlers
Terex Vectra:	Tractor loader backhoes, skidsteer loaders, rollers

The obligation and liability of each Terex Construction Party under this warranty is expressly limited to, at each Terex Construction Party’s sole option, repairing or replacing, with new or remanufactured parts or components, any part, which appears, upon inspection by the Terex Construction Party that manufactured or sold the equipment, to have been defective in manufacture or materials. Such parts shall be provided at no cost to the owner, FCA the Terex Construction Party parts facility from which the parts were purchased. This warranty shall be null and void if parts (including wear parts) other than genuine OEM Terex Construction parts are used in the equipment. No warranty shall cover any item on which serial numbers have been altered, defaced or removed.

Normal maintenance, adjustments, or maintenance/wear parts are not covered by this warranty and are the sole maintenance responsibility of Buyer.

No employee or representative is authorized to modify this warranty unless such modification is made in writing and signed by an authorized officer of the Terex Construction Party sought to be bound by such modification. The obligations of each Terex Construction Party under this warranty shall not include duty, taxes, environmental fees, including without limitation disposal or handling of tires, batteries, petrochemicals, or any other charges whatsoever, or any liability for indirect, incidental, or consequential damages. Improper maintenance, improper use, abuse, improper storage, operation beyond rated capacity, operation after discovery of defective or worn parts, or alteration or repair of the equipment by persons not authorized by the Terex Construction Party which sold such equipment shall render this warranty null and void.

Each Terex Construction Party reserves the right to inspect the installation of its respective Products and review maintenance procedures to determine if the failure was due to improper maintenance, improper use, abuse, improper storage, operation beyond rated capacity, operation after discovery of defective or worn parts, or alteration or repair of the equipment by persons not authorized by Terex Construction. Each Terex Construction Party reserves the right to make improvements or changes to its Products without incurring any obligation to make such changes or modifications to Products previously sold.

Parts Warranty: The Terex Construction Parties warrant the parts ordered from their respective Parts Departments to be free of defect in manufacture or materials for a period of 12 months from date of purchase from such Terex Construction Party. Parts filled during an equipment warranty repair will take on the remaining equipment warranty.

TRANSFERABILITY OF WARRANTY: The unexpired portion of this warranty may be transferred, provided that (i) the warranty has not been voided or breached by the transfer or prior to transfer, (ii) the appropriate Terex Construction Party has received warranty registration for the relevant Product and (iii) the transferee completes and returns to the appropriate Terex Construction Party the appropriate warranty transfer documentation which shall be provided on request. Contact your local Distributor for additional details.

THIS WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) AND ALL OTHER OBLIGATIONS OR LIABILITY ON THE PART OF THE TEREX CONSTRUCTION PARTIES. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE LIMITED WARRANTY CONTAINED HEREIN.

ITEMS NOT COVERED BY THIS WARRANTY

The following items are NOT covered under this Warranty (the following list is not exhaustive):

1. Non-Distributor Sales: Items sold by any individual, corporation, partnership or any other organization or legal entity that is not an authorized Distributor.

2. Replacement of assemblies: Each Terex Construction Party has the option to repair or replace any defective part or assembly. It is the policy of each Terex Construction Party to refuse claims for the replacement of a complete assembly that is field repairable by the replacement or repair of defective part(s) within the assembly.

3. Normal Operational Maintenance Services and Wear Parts: Maintenance services and wear parts are excluded from warranty claims. Maintenance services not covered include, but are not limited to, such items as: tune-up, lubrication, fuel or hydraulic system cleaning, brake inspection or adjustment, or the replacement of any service items such as filters or brake linings made in connection with normal maintenance services.

4. Transportation: Any damage caused by carrier handling is a transportation claim and should be filed immediately with the respective carrier.

5. Deterioration: Repairs, work required or parts exposed as the result of age, storage, weathering, lack of use, demonstration use, or for transportation of corrosive chemicals.

6. Secondary Failures: Should the Buyer continue to operate a machine after it has been noted that a failure has occurred, the Terex Construction Parties will not be responsible under the warranty for resultant damage to other parts due to that continued operation.

7. Workmanship of Others: The Terex Construction Parties do not accept responsibility for improper installation or labor costs of personnel other than authorized Distributor personnel.

8. Stop and Go Warranty: The Terex Construction Parties do not recognize “Stop and Go” warranties; after the period of warranty commences, it shall not be talied for any reason. No action by either party shall operate to extend or revive this limited warranty without the prior written consent of Seller

9. Incidental or Consequential Damage: NEITHER TEREX CONSTRUCTION NOR ANY TEREX CONSTRUCTION PARTY SHALL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF PRODUCTION, INCREASED OVERHEAD, LOSS OF BUSINESS OPPORTUNITY, DELAYS IN PRODUCTION, COSTS OF REPLACEMENT COMPONENTS AND INCREASED COSTS OF OPERATION THAT MAY ARISE FROM THE BREACH OF THIS WARRANTY, WHETHER OR NOT CAUSED DIRECTLY OR INDIRECTLY BY ANY NEGLIGENCE OF ANY TEREX CONSTRUCTION PARTY. Customer’s sole remedy shall be limited to (at the sole option of the relevant Terex Construction Party) repair or replacement of the defective part.

10. Labor: Neither Terex Construction nor any Terex Construction Party shall be responsible for related travel expenses such as meals and lodging; overtime or premium labor rates.

ARTICULATED TRUCK POWER TRAIN COVERAGE DOES NOT INCLUDE:

1.	Engine: fan belts, drive belts, air conditioning compressor / clutch, injectors, engine adjustment of any type, oils, coolants & filters. Failure due to damage due to misuse and / or secondary contamination of any type from items not on extended cover.

2.	Transmission: hoses, oil, oil filters and any failure due to damage due to misuse and / or secondary contamination of any type from items not on extended cover.

3.	Drivelines: Failure due to damage due to misuse and / or secondary contamination of any type from items not on extended cover.

4.	Axles: brake components, brake discs, oils, interleaf axle mountings and all rubber suspension bushes. Failure due to damage due to misuse and / or secondary contamination of any type from items not on extended cover.

Terex Construction neither assumes nor authorizes any other person to assume for any Terex Construction Party any other liability in connection with the sale of any Terex Construction Party’s equipment. This warranty shall not apply to any Terex Construction Party equipment or any part thereof which has been subject to misuse, alteration, abuse, negligence, accident, acts of God or sabotage. No action by any party shall operate to extend or revive this limited warranty without the prior written consent of the Terex Construction Party sought to be bound by such extension or revivification. The aggregate liability of the Terex Construction Parties shall in no event exceed the purchase price of the equipment, provided that nothing herein shall exclude liability of the Terex Construction Parties for death or personal injury.

IN THE EVENT OF ANY BREACH OF THIS WARRANTY BY ANY OF THE TEREX CONSTRUCTION PARTIES, THE AGGREGATE LIABILITY OF TEREX CONSTRUCTION, AND EACH TEREX CONSTRUCTION PARTY, SHALL BE LIMITED EXCLUSIVELY TO THE REMEDIES (AT THE SOLE OPTION OF THE RELEVANT TEREX CONSTRUCTION PARTY) OF REPAIR OR REPLACEMENT OF ANY DEFECTIVE EQUIPMENT COVERED BY THE WARRANTY. IN NO EVENT SHALL TEREX CONSTRUCTION, ANY TEREX CONSTRUCTION PARTY, OR ANY AFFILIATE OR PARENT OF ANY OF THEM BE LIABLE FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES OR LOSSES RESULTING FROM A BREACH OF WARRANTY INCLUDING, WITHOUT LIMITATION, LABOR COSTS, LOSS OF USE OF OTHER EQUIPMENT, THIRD PARTY REPAIRS, IMPROPER PERFORMANCE OR WORK, PENALTIES OF ANY KIND, LOSS OF SERVICE OF PERSONNEL, OR FAILURE OF EQUIPMENT TO COMPLY WITH ANY FEDERAL, STATE OR LOCAL LAW

Terex Equipment limited	Terex United Kingdom Limited	Terex GmbH	Terex|Fuchs GmbH	Atlas Terex UK Limited
Newhouse Industrial Estate	Central Blvd – Prologis Park	Schaeffstr. 8	Industnastr. 3	Unit 1 Cadzow Industrial Estate
Motherwell ML1 5RY Scotland	Coventry CV6 4BX	74595 Langenburg	D-76669 Bad Schönborn	Hamilton
	England	Germany	Germany	Lanarkshire ML3 7QU England

	Terex Construction France, S.A.S.	Terex Equip. & Mach. Espana S.L.U.	Terex Vectra Equipment (P) Ltd.	Terex Distribution Limited
	39 Rue des Peupliers	Avenida de Madrid 107	Plot No. 22, Udyog Vinar	Wharfedale Rd. Euroway Trading Est.
	Batiment K	Arganda del Rey, 28500 Madrid Spain	Greater Noida, P.O. Surajpur	Bradford BD4 SL6 England
	92 752 Nanterre Cedex		Uttar Pradesh - 201306, India

A.S.V., Inc. (“Seller”)

STANDARD LIMITED NEW PRODUCT WARRANTY

STANDARD LIMITED NEW PRODUCT WARRANTY – TEREX CONSTRUCTION AMERICAS

Terex Corporation d/b/a Terex Construction Americas and A.S.V., Inc. (hereafter referred to collectively as “Terex”) warrant new Off Highway Rigid and Articulated Dump Trucks, Motor Scrapers, Tractor Loader Backhoes, Site Dumpers, Compaction Equipment, Rollers, Crawler Excavators, Mobile Excavators, Tunnel Excavators, Wheeled Loaders, Material Handlers, Compact Track Loaders and Tracked Utility Vehicles Products manufactured or sold by item (such items collectively, the “Products”) to be free, under normal use and service, of any defects in manufacture or materials as follows:

For Off Highway Rigid Dump Trucks: for a period of twelve (12) months or 5,000 hours of operation, whichever occurs first, from (s) delivery to, and placement into service by the first user (including as a demonstrator or rental unit) or (b) delivery to the first retail purchaser, whichever occurs first.

For MHL and RHL models and factory produced attachments of Terex Fuchs brand Material Handling Equipment, as follows:

•	for the Full Machine, for a period of twenty-four (24) months or 4,000 hours of operation, whichever occurs first from, (a) delivery to and placement into service by the first user or (b) delivery to the first retail purchaser, whichever occurs first;

•	for the powertrain, for a period of thirty-six (36) months or 5,000 hours of operation, whichever occurs first, from (a) delivery to, and placement into service by the first user or (b) delivery to the first retail purchaser, whichever occurs first; and

•	for the boom, stick, main frame and cab elevation arms (excluding wear items), for a period of sixty (60) months or 10,000 hours of operation, whichever occurs first, from (a) delivery to, and placement into service by the first user or (b) delivery to the first retail purchaser, whichever occurs first.

For all other Products: for a period of twelve (12) months from (a) delivery to, and placement into service by the first user (including as a demonstrator or rental unit) or (b) delivery to the first retail purchaser, whichever occurs first.

For powertrain components contained in Articulated Dump Trucks only: In addition to the warranty contained in the previous paragraph, for powertrain components contained in Articulated Dump Trucks, for a period of thirty-six (36) months or 5,000 hours of operation, whichever occurs first, from (a) delivery to, and placement into service by the first user or (b) delivery to the first retail purchaser, whichever occurs first.

For rubber tracks on Products: for a period of twenty-four (24) months from the date of start up, or 1,000 hours of operation, whichever occurs first, on the lasts of a Prorated Allowance (as hereinafter defined), from (a) delivery to, and placement into service by the first user (inducting as a demonstrator or rental unit) or (b) delivery to the first retail purchaser, whichever occurs first.

Automatic Commencement of Warranty: Notwithstanding the foregoing time periods, all Product and rubber track warranties will commence twenty-four (24) months from the date of initial sale to the Authorized Distributor, regardless of use.

The warranties provided herein shall only apply if Terex receives written notice of the defect within thirty (30) days of its discovery and Buyer establishes that (i) the equipment has been maintained end operated within the limits of rated and normal usage; and (ii) the defect did not result in any manner from the intentional or negligent action or inaction by Buyer, its agents or employees If Buyer cannot establish that conditions (i) and (ii) above have been met, then this warranty shall not cover the alleged defect. If requested by Terex, Buyer must return the defective equipment to an authorized Distributor of the Products (“Authorized Distributor”) and defective parts to Terex.

For the avoidance of doubt, Terex’s warranty for powertrain components shall cover the Product’s powertrain, with the exception of:

1.	Axles/Drivelines: Universal joints, external damage to seals, hoses and fittings.

2.	Brake System: Hoses, unions, discs, friction and counter plates, brake pads, brake components, brake discs, oils, interleaf axle mountings and all rubber suspension bushes.

3.	Engine/Fuel System: Hoses and fittings, filters, elements, fan belts, lubricants, antifreezes, injectors, all exhaust components and all adjustments.

4.	Hydrostatic System: Hoses and fittings, fringe, o-rings couplers, quick connects, filters, external seals, pipes, rubber mountings, hydraulic tank breathers and cylinder packing.

5.	Steering: Hoses, fittings and steering stops.

6.	Transmission: Hoses, fittings oil and oil filters.

7.	Misuse and Abuse/Secondary Failures: Failures as a result of damage due to misuse, abuse and/or secondary failures of any type or kind.

Delivery inspection forms are required for warranty validation and processing.

WARRANTY COVERAGE: The obligation and liability of Terex under this warranty is expressly limited to, at Terex’s sole option, the repair or replacement (with new or remanufactured parts or components) of any part, which appears, upon inspection by Terex, to have been defective in manufacture or materials, except in the case of rubber tracks on Products, for which Terex may, at its sole option, either repair or provide the holder of this warranty an allowance toward the purchase of a new rubber track (a “Prorated Allowance”) based on the accrued hours of the affected rubber tracks, calculated as follows:

Track hours	x 100 = Customer Cost (%)
1.000 hours

Except with respect to rubber tracks as set forth above, new or remanufactured parts used by Terex under this Warranty in repair or replacement shall be provided at no cost to the owner. All parts, including rubber tracks, shall be delivered by Terex FCA the Terex parts facility. This warranty shall be null and void if parts (including wear parts) other than genuine OEM Terex parts are used in the equipment or repairs or replacements are performed by a party other than an Authorized Distributor.

No warranty shall cover any item on which serial numbers have been altered, defaced or removed. Improper maintenance, improper use, abuse, improper storage, operation beyond rated capacity, operation after discovery of defective or worn parts, or alteration or repair of the equipment by persons not authorized by Terex which sold such equipment shall render this warranty null and void. Terex reserves the right to inspect the installation of the Products and review maintenance procedures to determine if a failure was due to improper maintenance, improper use, abuse, improper storage, use of improper hydraulic fluid, use of non-authorized Terex attachments or accessories, operation beyond rated capacity, operation after discovery of defective or worn parts, or alteration, modification or repair of the equipment by persons not authorized by Terex.

Accessories, attachments, assemblies and components included in the equipment sold by Terex but which are not manufactured by Terex are subject to the warranty of their respective manufacturers. Normal maintenance, adjustments, or maintenance/wear parts are not covered by this warranty and are the sole maintenance responsibility of Buyer.

TEREX / ASV Americas (rev. June 2008)

No amendment or modification to this warranty shall be authorized or effective unless such amendment or modification has been made in writing and signed by an authorized officer of Terex. The obligations of Terex under this warranty shall not include any duties, taxes or environmental fees (including without limitation with respect to the disposal of handling of rubber tracks, tires, batteries, petrochemicals or any other charges whatsoever), or any liability for indirect, incidental, or consequential damages. Terex reserves the right to make improvements or changes to its Products without incurring any obligation to make such changes or modifications to Products previously sold.

Parts Warranty: Terex warrants its OEM replacement parts ordered from the Terex Parts Department and installed by its Authorized Distributors to be free of defects in manufacture or materials for a period of twelve (12) months from date of shipment or the period remaining on the product warranty for the affected Product (if any), whichever is shortest. Terex warrants its Authorized Distributor-installed OEM replacement rubber tracks for its Products to be free of defects in manufacture or materials for a period of twelve (12) months from the date of purchase. Reimbursement for any replacement rubber tracks which are subject to this warranty shall be on a Prorated Allowance basis, monthly, from the date of shipment. This parts warranty does not cover diagnostic time, removal, repair, installation, lost time, wages, freight, towing, dock or storage lens, duty or import fees or any other labor charges that may be associated with said part.

TRANSFERABILITY OF WARRANTY: The unexpired portion of this warranty may be transferred, provided that (i) the Product to which this warranty relates has not been abused or misused or this warranty has not otherwise been voided or breached by the transferor prior to transfer, (ii) Terex has received warranty registration cards for the relevant Product, and (iii) the transferee completes and returns to Terex the appropriate warranty transfer documentation which shall be provided on request. Contact your local Authorized Distributor for additional details.

THIS WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) AND ALL OTHER OBLIGATIONS OR LIABILITY ON THE PART OF TEREX. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE LIMITED WARRANTY CONTAINED HEREIN.

ITEMS NOT COVERED BY THIS WARRANTY

The following items are NOT covered under this Warranty (the following list is not exhaustive):

1. Non-Authorized Distributor Sales: Items sold by any individual, corporation, partnership, auction entity or any other organization or legal entity that is not an Authorized Distributor.

2. Non-Terex Components: Components which are not manufactured by Terex are not covered by the warranty. Such components are covered only by the warranty that is provided by their manufacturer. Such components include, but are not limited to engines, electric motors, air compressors, air conditioners, batteries, tires, attachments, etc. Terex does not make any warranty, express or implied, that any attachments or other products manufactured by parties other than Terex will function property with Terex Product, or that any such attachments or products will not be damaged or cause damage to a Terex Product when used with such Product.

3. Replacement of assemblies: Terex has the option to repair, replace or, with respect to rubber tracks, provide a Prorated Allowance for any defective part or assembly. It is the policy of Terex to refuse claims for the replacement of a complete assembly that is field repairable by the replacement or repair of defective part(s) within the assembly.

4. Normal Operational Maintenance Services and Wear Parts; Maintenance services and wear parts are excluded from warranty claims. Maintenance services not covered include, but are not limited to, such items as: tune-up, lubrication, fuel or hydraulic system cleaning, brake inspection or adjustment, or the replacement of any service items such as filters or brake linings made in connection with normal maintenance services.

5. Transportation: Any damage caused by earner handling is a transportation claim and should be filed immediately with the respective center.

6. Deterioration: Repairs, work required or parts exposed as the result of age, storage, weathering, lack of use, demonstration use, or for transportation of corrosive chemicals.

7. Secondary Failures: Should the Buyer continue to operates a machine after it has been noted that a failure has occurred Terex with not be responsible under the warranty for resultant damage to other parts due to that continued operation.

8. Workmanship of Others: Terex does not accept responsibility for improper installation or labor costs of personnel other than Authorized Distributor personnel.

9. Stop and Go Warranty. Terex does not recognize “Stop and Go” warranties; after the period of warranty commences, it shall not be tolled for any reason. No action by either party shall operate to extend or revive this limited warranty without the prior written consent of Terex.

10. Incidental or Consequential Damage: TEREX SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO LOST PROFITS, LOSS OF PRODUCTION, INCREASED OVERHEAD, LOSS OF BUSINESS OPPORTUNITY, DELAYS IN PRODUCTION, COSTS OF REPLACEMENT COMPONENTS AND INCREASED COSTS OF OPERATION THAT MAY ARISE FROM THE BREACH OF THIS WARRANTY, WHETHER OR NOT CAUSED DIRECTLY OR INDIRECTLY BY ANY NEGLIGENCE OF TEREX, The Buyer’s sole remedy shall be limited to (all the sole option of Terex) repair or replacement of the defective part.

11. Labor. Terex shall not be responsible for diagnostic, overtime, premium or any other labor charges; travel costs including without limitation meals and lodging, and travel time and/or mileage charges.

12. Customer Responsibilities: Terex shall not be responsible for loaner machines, rental, downtime, transportation or inconvenience costs directly or indirectly resulting from the failure of its Products or parts.

Terex neither assumes nor authorizes any other person to assume for Terex any other liability in connection with the sale of any Terex equipment. This warranty shall not apply to any Terex equipment or any part thereof which has been subject to misuse, alteration, abuse, negligence, accidents acts of God or sabotage. No action by any party shall operate to extend or revive this limited warranty without the prior written consent of Terex sought to be bound by such extension or revivification. The aggregate liability of Terex shall in no event exceed the purchase price of the equipment.

IN THE EVENT OF ANY BREACH OF THIS WARRANTY BY TEREX, THE AGGREGATE LIABILITY OF TEREX SHALL BE LIMITED EXCLUSIVELY TO THE REMEDIES (AT THE SOLE OPTION OF TEREX) OF REPAIR OR REPLACEMENT OF ANY DEFECTIVE EQUIPMENT COVERED BY THE WARRANTY. IN NO EVENT SHALL TEREX BE LIABLE FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES OR LOSSES RESULTING FROM A BREACH OF WARRANTY INCLUDING, WITHOUT LIMITATION, LABOR COSTS, LOSS OF USE OF OTHER EQUIPMENT, THIRD PARTY REPAIRS, LOST PROFITS, LOSS OF PRODUCTION, LOSS OF BUSINESS OPPORTUNITY, DELAYS IN PRODUCTION, INCREASED OVERHEAD, INCREASED COSTS OF OPERATIONS, TOWING OR HAULING OF EQUIPMENT, RENTAL COSTS, PERSONAL INJURY, EMOTIONAL OR MENTAL DISTRESS, IMPROPER PERFORMANCE OR WORK, PENALTIES OF ANY KIND, LOSS OF SERVICE OF PERSONNEL OR FAILURE OF EQUIPMENT TO COMPLY WITH ANY FEDERAL, STATE OR LOCAL LAW.